UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TPC Group Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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TPC GROUP INC.

5151 San Felipe, Suite 800

Houston, Texas 77056

April 26, 2012

To our Stockholders:

TPC Group Inc.’s 2012 Annual Meeting of Stockholders will be held on Tuesday, June 5, 2012, at 9:00 a.m. (local time), at Sage Plaza at 5151 San Felipe, Granite Conference Room, Houston, Texas 77056. You are cordially invited to attend. The Notice of Annual Meeting, Proxy Statement and Proxy Card from TPC Group Inc.’s Board of Directors are enclosed.

The agenda for the Annual Meeting includes (1) the election of eight directors, (2) approval of a non-binding advisory resolution on compensation of named executive officers and (3) ratification of the appointment of our independent registered public accountants. The Board unanimously recommends that you vote FOR election of the director nominees, FOR approval of the advisory resolution on executive compensation and FOR ratification of the appointment of the independent registered public accountants. Please refer to the enclosed Notice of Annual Meeting and Proxy Statement for detailed information on each of the proposals to be considered at the Annual Meeting.

Your vote is important. We encourage you to sign and return your proxy card before the Annual Meeting so that your shares will be represented and voted even if you cannot attend the Annual Meeting.

Very truly yours,

Michael E. Ducey

Chairman of the Board

TPC GROUP INC.

5151 San Felipe, Suite 800

Houston, Texas 77056

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 5, 2012

To the Stockholders of TPC Group Inc.:

The 2012 Annual Meeting of Stockholders of TPC Group Inc. will be held at Sage Plaza at 5151 San Felipe, Granite Conference Room, Houston, Texas 77056, on Tuesday, June 5, 2012, beginning at 9:00 a.m. (local time), for the following purposes:

1.	To elect eight directors to serve on our Board of Directors until our 2013 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

2.	To approve an advisory resolution on compensation of named executive officers;

3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the 2012 fiscal year; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The above matters are fully described in the attached Proxy Statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the annual meeting.

The close of business on April 16, 2012 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or at any adjournments thereof. A list of stockholders entitled to vote at the meeting will be available for inspection by any stockholder at the offices of the Company in Houston, Texas during ordinary business hours for a period of ten (10) days prior to the meeting.

By order of the Board of Directors,

Rishi A. Varma

Corporate Secretary

April 26, 2012

It is important that your stock be represented at the annual meeting, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please complete, date, and sign the enclosed proxy card and return it in the accompanying envelope promptly. If you attend the annual meeting, you may vote in person, even if you have previously returned your proxy card. You may also vote on the Internet or by telephone, following the instructions on the proxy card. The proxy is revocable in the manner described in this Proxy Statement at any time before it is voted at the meeting.

TPC GROUP INC.

5151 San Felipe, Suite 800

Houston, Texas 77056

PROXY STATEMENT

FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 5, 2012

GENERAL INFORMATION

We are furnishing you this proxy statement in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Stockholders of TPC Group Inc., sometimes referred to as the Company, TPC Group, our, us or we. The Annual Meeting will be held at Sage Plaza at 5151 San Felipe, Granite Conference Room, Houston, Texas 77056, on Tuesday, June 5, 2012, at 9:00 a.m. (local time). The proxy materials, including this proxy statement, proxy card or voting instructions, the Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) and our Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended December 31, 2011 are being distributed and made available to stockholders on or about April  26, 2012.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish proxy materials, including this proxy statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Stockholders who receive a Notice of Internet Availability will not receive a printed copy of the proxy materials unless they request one. Instead, the Notice of Internet Availability contains instructions on how stockholders can access and review our proxy materials on the Internet. The Notice of Internet Availability also instructs stockholders on how to vote through the Internet or by telephone. Some stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Where and when is the Annual Meeting?

The Annual Meeting will be held at Sage Plaza at 5151 San Felipe, Granite Conference Room, Houston, Texas 77056, on Tuesday, June 5, 2012, at 9:00 a.m. (local time).

Who may vote?

You may vote if you were the record holder of TPC Group common stock as of the close of business on April 16, 2012, the record date for the Annual Meeting. Each share of TPC Group common stock is entitled to one vote at the Annual Meeting. On the record date, there were 15,653,216 shares of common stock outstanding and entitled to vote at the Annual Meeting.

May I attend the Annual Meeting?

Yes. Attendance is limited to stockholders of record as of the record date for the Annual Meeting. Admission will be on a first-come, first-served basis. You may be asked to present valid picture identification, such as a driver’s license or passport. If your stock is held in the name of a bank, broker, or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of TPC Group common stock, such as a current bank or brokerage account statement reflecting ownership as of the record date for the Annual Meeting, to be admitted. Cameras, recording devices, cell phones and other electronic devices will not be permitted at the Annual Meeting.

What am I voting on?

You are voting on:

•	the election of eight directors;

•	the approval of a non-binding advisory resolution on the compensation of our named executive officers;

•	ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the 2012 fiscal year; and

•	any other business properly coming before the Annual Meeting.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote:

•	FOR each of the nominees for director;

•	FOR approval of the advisory resolution on compensation of our named executive officers; and

•	FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the 2012 fiscal year.

Why should I vote?

Your vote is very important regardless of the amount of stock you hold. The Board strongly encourages you to exercise your right to vote as a stockholder of the Company.

How can I access the proxy materials over the Internet?

Your Notice of Internet Availability, proxy card or voting instruction card (as applicable) contains instructions on how to:

•	view our proxy materials for the Annual Meeting on the Internet; and

•	instruct us to send our future proxy materials to you in paper form or electronically by e-mail.

If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials in paper form or by e-mail will remain in effect until you terminate it.

How do I vote?

You may vote by any of the following four methods:

•

Internet. Vote on the Internet at the website for Internet voting. Simply follow the instructions on the Notice of Internet Availability or proxy card, and you can confirm that your vote has been properly recorded. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern time) on June 4, 2012.

•

Telephone. Vote by telephone by following the instructions on the Notice of Internet Availability or proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your vote has been properly recorded. Telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern time) on June 4, 2012.

•

Mail. Vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board of Directors. If mailed, your completed and signed proxy card must be received by June 4, 2012.

•	Meeting. You may attend and vote at the Annual Meeting.

The Board recommends that you vote using one of the first three methods discussed above, as it is not practical for most stockholders to attend and vote at the Annual Meeting. Using one of the first three methods discussed above to vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your stock is held in street name (e.g., held in the name of a bank, broker, or other holder of record), you must obtain a proxy, executed in your favor from your bank, broker or other holder of record to be able to vote at the Annual Meeting.

If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

No, there is no need to return your proxy card if you vote by telephone or Internet.

If I vote by mail, telephone or Internet, may I still attend the Annual Meeting?

Yes, you may attend the Annual Meeting even if you vote by mail, telephone or Internet.

Can I change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before the voting polls are closed at the Annual Meeting, by the following methods:

•	voting at a later time by Internet or telephone;

•	voting in person at the Annual Meeting;

•	delivering to the Corporate Secretary of TPC Group a proxy with a later date or a written revocation of your proxy;

•	requesting, completing and mailing in a paper proxy card with a later date, as outlined in the Notice of Internet Availability; or

•	notifying the inspector of election at the Annual Meeting prior to the vote.

If you are a street name stockholder and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

How many votes must be present to hold the Annual Meeting?

Your stock is counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our Annual Meeting, holders of a majority of our common stock entitled to vote must be present in person or by proxy at the Annual Meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum. In the event that a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

What is a broker non-vote?

Applicable rules permit brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. Brokers may not vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. Shares that are not voted on non-routine matters are called broker non-votes.

What routine matters will be voted on at the Annual Meeting?

Ratification of the appointment of independent registered public accountants is a routine matter to be presented at the Annual Meeting on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.

What non-routine matters will be voted on at the Annual Meeting?

The election of directors and the approval of an advisory resolution on compensation of named executive officers are non-routine matters on which brokers are not allowed to vote unless they have received specific voting instructions from their customers.

How many votes are needed to approve each of the proposals?

The election of each director requires a plurality of votes of the shares present in person or by proxy and entitled to vote on the election of directors at the Annual Meeting. This means that the eight individuals nominated for election to the Board as directors who receive the most FOR votes among votes properly cast in person or by proxy will be elected. Consequently, withholding authority to vote for a director nominee and broker non-votes in the election of directors will not affect the outcome of the election of directors.

The approval of the advisory resolution on compensation of named executive officers requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as votes cast “against” the proposal, but broker non-votes will have no effect.

Ratification of the appointment of our independent registered public accountants requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as votes cast “against” the proposal.

Could other matters be decided at the Annual Meeting?

We are not aware of any matters that will be considered at the Annual Meeting other than those set forth in this proxy statement. However, if any other matters arise at the Annual Meeting, the person(s) named as your proxy will vote in accordance with their best judgment.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we expect to disclose the final voting results in a current report on Form 8-K filed with the SEC within four business days of the Annual Meeting. You may access or obtain a copy of this and other reports free of charge on the Company’s website at www.tpcgrp.com. In addition, the Form 8-K will be, and other reports filed by the Company with the SEC are, available on the SEC’s website at www.sec.gov.

How can I view the stockholder list?

A complete list of stockholders entitled to vote at the Annual Meeting will be available for review during ordinary business hours for a period of ten days before the Annual Meeting at our offices at 5151 San Felipe, Suite 800, Houston, Texas 77056.

Who pays for the proxy solicitation related to the Annual Meeting?

TPC Group pays for the proxy solicitation by the Company related to the Annual Meeting. In addition to sending you these materials or otherwise providing you access to these materials, some of our directors and officers, as well as management and non-management employees, may contact you by telephone, mail, e-mail or in person. None of our officers or employees will receive any extra compensation for soliciting you. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of TPC Group common stock.

When must stockholder proposals be submitted for the 2013 Annual Meeting?

Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule 14a-8, in order for your proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2013 Annual Meeting, your proposal must be delivered in writing to the attention of our Corporate Secretary and must be received at our corporate offices at 5151 San Felipe, Suite 800, Houston, Texas 77056 not later than December 27, 2012.

In addition, a stockholder’s proposal submitted outside the processes of Rule 14a-8 may be brought before the 2013 Annual Meeting so long as notice of the proposal is delivered in writing to the attention of our Corporate Secretary and received at our corporate offices at 5151 San Felipe, Suite 800, Houston, Texas 77056 not later than March 12, 2013. We will consider only proposals that meet the requirements of applicable SEC rules and our Bylaws.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials via the Internet. Accordingly, the Company is sending a Notice of Internet Availability to the Company’s stockholders of record as of the close of business on April 16, 2012. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings.

How can I obtain a copy of the Annual Report?

Stockholders may obtain a free copy of our Annual Report by submitting a request to our Investor Relations Department via phone at (713) 627-7474 or in writing at Investor Relations Department, TPC Group Inc., 5151 San Felipe, Suite 800, Houston, Texas 77056. Alternatively, stockholders can access our Annual Report on TPC Group’s website at www.tpcgrp.com. In addition, our Annual Report and other reports filed by the Company with the SEC are available at no charge on the SEC’s website at www.sec.gov.

Will I get more than one copy of the Notice of Internet Availability, notice of annual meeting, proxy statement and Annual Report if there are multiple stockholders at my address?

In some cases, only one copy of the Notice of Internet Availability, notice of annual meeting, proxy statement and Annual Report is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon a written or oral request, a separate copy of the Notice of Internet Availability, notice of annual meeting, proxy statement and Annual Report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address may also submit requests for delivery of a single copy of the Notice of Internet Availability, notice of annual meeting, proxy statement and Annual Report. To request separate or single delivery of these materials now or in the future, a stockholder may submit a request by telephone (713) 627-7474 or in writing to the Corporate Secretary, TPC Group Inc., 5151 San Felipe, Suite 800, Houston, Texas 77056.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting by the holders of common stock to each serve a term expiring at the 2013 Annual Meeting of Stockholders. Our directors are elected by a plurality of the shares of common stock represented in person or by proxy and entitled to vote on the election of directors. This means that the eight individuals nominated for election to the Board who receive the most FOR votes among votes properly cast in person or by proxy will be elected. Our stockholders do not have cumulative voting rights. If you withhold authority to vote with respect to the election of some or all of the director nominees, your shares will not be voted with respect to those nominees indicated, but this will not affect the outcome of the election of directors.

Unless you withhold authority to vote or instruct otherwise, a properly executed proxy will be voted FOR the election of the nominees listed below as the proxies may determine. Although the Board does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons appointed as proxies will vote for the election of such other persons that may be nominated by the Board.

The Board unanimously recommends that stockholders vote FOR the election to the Board of each of these director nominees.

Information on Director Nominees

The Board of Directors currently consists of eight directors, all of whose terms expire at the Annual Meeting. The Nominating and Governance Committee, following the process described in greater detail herein, has approved and recommended as candidates to the Board for election by the stockholders, and the Board has unanimously nominated, Michael E. Ducey, Michael T. McDonnell, Eugene R. Allspach, James A. Cacioppo, K’Lynne Johnson, Richard B. Marchese, Jeffrey M. Nodland and Jeffrey A. Strong. Each of the nominees listed has consented to being named in this proxy statement and has agreed to serve on the Board if elected.

The names, ages, length of service as a director of TPC Group, and professional backgrounds of the nominees for election at the Annual Meeting are set forth below. Our Board has considered the experience, qualifications, attributes and skills of its membership in light of our business and structure, and concluded that each of our directors should serve on the Board. The information below includes a discussion of why our Board concluded that each nominee should serve on the Board. The Board believes that in addition to the reasons described below and in addition to our directors’ disciplinary diversity, business acumen and judgment, these directors have a reputation for honesty and integrity and adhere to high ethical standards.

Name	Position	Age as of April 1, 2012	Director Since
Michael E. Ducey	Chairman of the Board	63	2009
Michael T. McDonnell	President, Chief Executive Officer and Director	54	2011
Eugene R. Allspach	Senior Vice President – Corporate Development and Director	65	2011
James A. Cacioppo	Director	49	2008
K’Lynne Johnson	Director	43	2011
Richard B. Marchese	Director	70	2009
Jeffrey M. Nodland	Director	56	2009
Jeffrey A. Strong	Director	34	2009

Michael E. Ducey was President and Chief Executive Officer and a director of Compass Minerals International, Inc., a producer of salt and specialty fertilizers, from 2002 until his retirement in 2006. He previously worked for Borden Chemical, Inc., a diversified chemical company, from 1972 to 2002, where he held various management, sales, marketing, planning and commercial development positions, including serving as President and Chief Executive Officer from 1999 to 2002 and Executive Vice President and Chief Operating Officer from 1997 to 1999. Mr. Ducey provides consulting services from time to time as an Operating Partner with Apollo Management, a position he has held since 2006. He is also a director of Verso Paper Corp., HaloSource, Inc. and Apollo Global Management, LLC, where he also serves on the audit committee, and a former director of Smurfit-Stone Container Corporation and UAP Holding Corp., the parent of United Agri Products, Inc. Mr. Ducey has a B.A. from Otterbein College and an M.B.A. from the University of Dayton.

The Nominating and Governance Committee, in reviewing and assessing Mr. Ducey’s qualifications for service and contributions to the Board, determined that his experience as the chief executive officer of several public companies, his wealth of experience in the chemicals industry, his operations and consulting expertise, and his service on the boards of other public companies provide significant contributions to the Company’s Board of Directors.

Michael T. McDonnell has served as a director and as our President and Chief Executive Officer since March 2011. Mr. McDonnell has more than 25 years of experience in management and executive roles. He joined the Company from Pregis Corporation, a leading global provider of innovative protective, flexible and food service packaging and hospital supply products, where he served as President and Chief Executive Officer. In this role, he built a standalone corporation from its prior parent company, Pactiv. Prior to this, Mr. McDonnell was Group Vice President, Environmental Technologies of Engelhard Corporation from 2002 to 2006 and Vice President of a chemicals division for Cytec Industries from 1998 to 2002. In his roles at Engelhard and Cytec, Mr. McDonnell grew global businesses of specialty chemicals and materials focused on value-added products. Early in his career he also served in progressively responsible management roles with Henkel Corporation and DuPont. He holds a B.S. in Chemical Engineering from Penn State University, an M.A. in Economics from University of Massachusetts Amherst and has completed The General Management Program at Harvard Business School.

The Nominating and Governance Committee, in reviewing and assessing Mr. McDonnell’s qualifications for service and contributions to the Board, determined that his role as our Chief Executive Officer, as well as his extensive background and experience in management and executive roles, including his prior chief executive officer role, his knowledge of the chemicals industry, and his understanding of environmental and international matters provide significant contributions to the Company’s Board of Directors.

Eugene R. Allspach was appointed Senior Vice President – Corporate Development in September 2011. Mr. Allspach has served as a director since February 2011. Prior to joining TPC Group, Mr. Allspach was President of E.R. Allspach & Associates, LLC, a company providing consulting services to new business development activities in the petrochemical industry, since 2003. Mr. Allspach has 38 years of experience in the plastics and chemical industries. He served as President and Chief Operating Officer of Equistar Chemicals LP, a joint venture of Lyondell Chemical Company, Millennium Petrochemicals, and Occidental Chemical Company, from December 1997 to March 2002. He served as Group Vice President, Manufacturing and Technology for Millennium Petrochemicals (formerly, Quantum Chemical Company) from 1993 to 1997. From 1988 to 1997, Mr. Allspach held several different executive management positions with Millennium, Inc. and Millennium Petrochemical, including Group Vice President, Manufacturing and Manufacturing Services and Vice President, Specialty Polymers and Business Development. Mr. Allspach served at Millennium Petrochemicals or its predecessor from 1973 to 1988, and also served in various production management and process engineering capacities from 1973 to 1982. Mr. Allspach served as President of EVAL Company of America from 1985 to 1988. He is a member of the boards of directors of A. Schulman, Inc. and The Plaza Group and a past board member of the American Chemistry Council, the American Plastics Council and the National Petrochemical and Refiners Association. He is a board member of Christus Foundation for HealthCare and is a Trustee on the University of Cincinnati Foundation Board. Mr. Allspach holds a B.S. in Chemical Engineering from University of Cincinnati, an M.S. in Chemical Engineering from Rice University and has completed the University of Pennsylvania, Wharton Advanced Management School.

The Nominating and Governance Committee, in reviewing and assessing Mr. Allspach’s qualifications for service and contributions to the Board, determined that his role as our Senior Vice President – Corporate Development, as well as his extensive background and experience as an executive in the chemicals industry, his operations and consulting expertise, and his service on the boards of other public companies provide significant contributions to the Company’s Board of Directors.

James A. Cacioppo is the portfolio manager of One East Capital Advisors, LP, an investment adviser, a position he has held since March 2006. From July 2002 through January 2006, Mr. Cacioppo served as President and Co-Portfolio Manager of the asset management firms, Sandell Asset Management Corp. and Castlerigg Master Investments Ltd. From January 2000 through July 2002, Mr. Cacioppo was a principal and the director of investment research at Castlerigg. Mr. Cacioppo earned a B.A. from Colgate University and an M.B.A. from Harvard Business School.

The Nominating and Governance Committee, in reviewing and assessing Mr. Cacioppo’s qualifications for service and contributions to the Board, determined that his background, training and experience as a private equity professional and portfolio manager, as well as his extensive knowledge in strategic and transactional matters and investment research, provide significant contributions to the Company’s Board of Directors.

K’Lynne Johnson has more than 20 years in the oil and petrochemicals industry. Since 2007, Ms. Johnson has been CEO and President of Elevance Renewable Sciences, a creator of valued specialty chemicals, including high performance and bio-based ingredients for use in, detergents, fuels, lubricants, personal care products and other specialty chemical markets. Prior to joining Elevance, Ms. Johnson served as the Senior Vice President of the Global Derivatives business within Innovene, Inc. one of the world’s largest petrochemical and refining companies and a wholly owned subsidiary of BP. She also served in various business and commercial management roles for Amoco and BP from 1991 to 2005. During her career she has held a variety of executive management positions in general business management, e-commerce, supply chain optimization, HR management, strategy development, leadership development, and organizational design and effectiveness. Ms. Johnson holds a B.S. degree in organizational psychology and a master’s degree in organizational behavior from Brigham Young University’s Marriott School of Management.

The Nominating and Governance Committee, in reviewing and assessing Ms. Johnson’s qualifications for service and contributions to the Board, determined that her significant managerial and executive experience, including a chief executive officer role, her extensive background in the petrochemicals industry and knowledge of operations matters, and her organizational expertise provide significant contributions to the Company’s Board of Directors.

Richard B. Marchese served for fourteen years as the Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation, a manufacturer and marketer of commodity chemicals, polymers and building products, retiring at the end of 2003. Prior to 1989, he served as the Controller of Georgia Gulf Corporation, the Controller of the Resins Division of Georgia Pacific Corporation and Treasurer and Controller of XCEL Corporation. Mr. Marchese is a member of the board of directors and the audit committee of Quality Distribution, Inc., where he also serves on the executive committee, and a former director of Blue Linx Holdings, Inc. and Nalco Holding Company. Mr. Marchese holds a B.S. in Accounting from Fairleigh Dickinson University.

The Nominating and Governance Committee, in reviewing and assessing Mr. Marchese’s qualifications for service and contributions to the Board, determined that his experience as chief financial officer of a public company in the chemicals industry, his extensive knowledge of financial and accounting matters, his service on the boards of other public companies, and his qualifications as a financial expert for audit committee purposes provide significant contributions to the Company’s Board of Directors.

Jeffrey M. Nodland is, and since February 2008 has been, President, Chief Executive Officer and a director of KIK Custom Products, a custom manufacturer of consumer products. Prior to this role, Mr. Nodland was an independent consultant from 2006 to 2008. Mr. Nodland held several executive positions, including President of the Coatings and Inks Division, with Hexion Specialty Chemicals Inc., a producer of binder, adhesive coatings and ink resins for industrial application, from 2005-2006, and he was President and Chief Operating Officer of Resolution Specialty Materials from 2004 to 2005. He also served as President and Chief Operating Officer of Resolution Performance Products from 2001 to 2004, held a variety of senior positions with McWhorter Technologies from 1994 to 2001, culminating in President and CEO, and spent seventeen years in senior executive roles with The Valspar Corporation. Mr. Nodland is also a director of California Products Corporation and joined the Board of Regents for Augsburg College in October 2011. He has a B.A. in Business Administration from Augsburg College and an M.B.A. from the College of St. Thomas.

The Nominating and Governance Committee, in reviewing and assessing Mr. Nodland’s qualifications for service and contributions to the Board, determined that his significant managerial and executive experience, including chief executive officer roles at several companies, his knowledge of operations matters, and his insights from an entrepreneurial perspective provide significant contributions to the Company’s Board of Directors.

Jeffrey A. Strong has been a senior investment professional at QVT Financial LP since 2005, focusing primarily on global special situations. From 2001 until 2005 he was an analyst at Shenkman Capital Management, focusing on high yield bond investments across the chemical, telecom and healthcare industries. Mr. Strong currently serves as a director of Treveria plc and MCS Holdings LTD. He has an M.B.A. from the College of William & Mary, a B.S. from the University of Missouri and is a CFA® charterholder member.

The Nominating and Governance Committee, in reviewing and assessing Mr. Strong’s qualifications for service and contributions to the Board, determined that his background, training and experience as an investment professional and his expertise in global debt markets provide significant contributions to the Company’s Board of Directors.

CORPORATE GOVERNANCE

Our Board of Directors recognizes that excellence in corporate governance is essential in carrying out its responsibilities to our stakeholders, including our stockholders, employees, customers, communities, creditors and the environment. Our Bylaws, Business Conduct and Ethics Policy, Corporate Governance Guidelines, Whistleblower Policy, Related Party Transaction Approval Policy, and Board committee charters, all as amended from time to time, can be found on our website at www.tpcgrp.com. These documents provide the framework for our corporate governance. Any of these documents will be furnished in print free of charge to any stockholder upon request. You can submit such a request to the Corporate Secretary.

Business Conduct and Ethics Policy

Our Business Conduct and Ethics Policy applies to all of our directors, officers and employees. The principles of this code include acting legally and ethically, notifying appropriate persons upon becoming aware of potential issues, and dealing fairly with our stockholders.

Attendance at Meetings

Directors are expected to attend regularly scheduled Board meetings and meetings of committees on which they serve, as well as the Annual Meeting of Stockholders. All of the Company’s then serving directors, other than Mr. Cacioppo, attended the 2011 Annual Meeting of Stockholders. The Board meets throughout the year on a set schedule and also holds special meetings and acts by written consent from time to time as appropriate. During the fiscal year ended December 31, 2011, the Board held nine meetings, either in person or by telephonic conference. During the fiscal year ended December 31, 2011, each director attended at least 75% in the aggregate of (i) the total number of meetings of the Board (held during the period for which such person served as a director) and (ii) the total number of meetings held by all Board committees on which such person served (during the periods that such person served).

Board Leadership Structure

Our Board leadership structure facilitates board governance by directors who are independent of management. As discussed below under “— Affirmative Determinations Regarding Director Independence,” six of our eight directors have been determined to be “independent directors” as such term is defined in the qualification rules and listing standards of The Nasdaq Stock Market. Our independent directors meet separately in executive sessions after Board meetings and at such other times as the independent directors may choose. The independent directors may request our personnel and third-party consultants or other advisors to participate in these meetings. During the fiscal year ended December 31, 2011, the independent directors held five meetings without management. Interested parties who wish to communicate with the independent directors as a group should follow the procedures found below under “— Stockholder Communications.”

Our Board’s leadership structure consists of our Chairman of the Board, Michael E. Ducey, and our President and Chief Executive Officer, Michael T. McDonnell. Currently, our Chairman of the Board is not one of our executive officers. As provided in our Corporate Governance Guidelines, the Board has no policy requiring either that the positions of the Chairman of the Board and of the Chief Executive Officer be separate or that they be occupied by the same individual. The Board believes that this matter is properly addressed as part of the succession planning process and that it is in our best interests for the Board to make a determination when it elects a new chief executive officer or at other times consideration is warranted by circumstances. Our Board believes that this structure provides flexibility to adapt to changing circumstances, enabling the Board to fulfill its oversight role and allowing the Board to review the manner in which its leadership is configured with a view toward maintaining a structure that best serves our Company and its stockholders.

Role of the Board in Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of long-term organizational objectives and enhance stockholder value. The full Board participates in an enterprise risk management assessment from time to time, led by our senior management team, that provides visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. In this process, risk is assessed throughout the business, including operational, financial, legal, regulatory, strategic and reputational risks. A fundamental part of our risk management is not only understanding the risks our Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting our business strategy, both short- and long-term, contributes to its understanding of our risks, including what constitutes an appropriate level of risk, as well as how such risks are managed.

Although the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for particular areas of risk management. Specifically, the Audit Committee focuses on risks relating to financial reporting, internal controls and compliance with legal and regulatory requirements. The Compensation Committee focuses on risks relating to our compensation policies and programs and, in setting compensation, strives to create incentives that are aligned with our risk management profile. Also see “Compensation Discussion and Analysis — Other Important Compensation Matters — Compensation Practices Relating to Risk Management.” Our Nominating and Governance Committee focuses on risks relating to corporate governance, Board membership and structure, and actual or potential conflicts of interest. Finally, our Environmental, Health, Safety and Security Committee focuses on operational and reputational risks, as well as the strategic impact of regulatory and legislative initiatives associated with environmental, health, safety and security matters.

Committees of the Board of Directors

The Board has, and appoints the members of, four standing committees, the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Environmental, Health, Safety and Security Committee. Each of our standing committees has a written charter which, as amended from time to time, can be found on our website at www.tpcgrp.com. Mr. McDonnell, our President and Chief Executive Officer, does not serve on any standing Board committee. Membership of the standing committees as of April 1, 2012 is set forth below:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Environmental, Health, Safety and Security Committee
Michael E. Ducey	x		x	x
Michael T. McDonnell
Eugene R. Allspach				x
James A. Cacioppo	x		x
K’Lynne Johnson		x
Richard B. Marchese	xx			x
Jeffrey M. Nodland		x		xx
Jeffrey A. Strong		xx	xx

x	Member
xx	Chair

Audit Committee. The primary purpose of the Audit Committee is to provide independent and objective oversight with respect to the Company’s financial reports and other financial information provided to stockholders and others, and the Company’s audit, accounting and financial reporting processes generally. The

Audit Committee regularly reports to the Board concerning such matters. The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements and has substantial business experience that results in the individual’s financial sophistication. Accordingly, the Board believes that the directors who serve on the Audit Committee have sufficient knowledge and experience necessary to fulfill the duties and the obligations of the Audit Committee. In addition, the Board has determined that Mr. Marchese is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met nine times during the fiscal year ended December 31, 2011.

Compensation Committee. The Compensation Committee is responsible for determining the compensation of our executive officers within the overall compensation philosophy adopted by the Board. The Compensation Committee is also responsible for administering equity-based or other long-term incentive awards to employees under the 2004 Stock Award Plan and 2009 Long-Term Incentive Plan. The Compensation Committee may delegate its authority to subcommittees when appropriate. The Compensation Committee met five times during the fiscal year ended December 31, 2011.

Nominating and Governance Committee. The Nominating and Governance Committee is responsible for matters relating to the selection, qualification and compensation of the members of the Board, including identifying qualified candidates for director, recommending to the Board the director nominees for election at annual meetings of stockholders, and recommending to the Board the members of each Board committee. The Nominating and Governance Committee is also responsible for reviewing the terms of potential related party transactions in accordance with our policy and addressing such matters, and for periodically assessing our Certificate of Incorporation, Bylaws, Corporate Governance Guidelines and Business Conduct and Ethics Policy. The Nominating and Governance Committee met four times during the fiscal year ended December 31, 2011.

Environmental, Health, Safety and Security Committee. The Environmental, Health, Safety and Security Committee is responsible for reviewing with management and, where appropriate, making recommendations to the Board regarding the Company’s policies and practices concerning environmental, health, safety, security and sustainability matters. The Environmental, Health, Safety and Security Committee met four times during the fiscal year ended December 31, 2011.

Affirmative Determinations Regarding Director Independence

In accordance with the listing standards of The Nasdaq Stock Market, the Sarbanes-Oxley Act of 2002, the Exchange Act and the rules and regulations adopted thereunder, and the Company’s Corporate Governance Guidelines, the Board must affirmatively determine the independence of each director and director nominee.

The Board has affirmatively determined that all of the individuals who served as a director during the fiscal year ended December 31, 2011, with the exception of Mr. Shaver, our past President and Chief Executive Officer, Mr. McDonnell, our current President and Chief Executive Officer and Mr. Allspach, our Senior Vice President – Corporate Development, and all of the nominees proposed to be elected at the Annual Meeting other than Messrs. McDonnell and Allspach, are (or were, as applicable) “independent directors,” as such term is defined in the qualification rules and listing standards of The Nasdaq Stock Market, and have no material relationship with TPC Group that could impair such individual’s independence. The independent director nominees are as follows:

James A. Cacioppo

Michael E. Ducey

K’Lynne Johnson

Richard B. Marchese

Jeffrey M. Nodland

Jeffrey A. Strong

The Board affirmatively determined that Mr. Shaver was not independent because he was President and Chief Executive Officer of the Company, that Mr. McDonnell is not independent because he is President and Chief Executive Officer of the Company and that Mr. Allspach is not independent because he is Senior Vice President — Corporate Development of the Company.

The Board specifically considered that Mr. Marchese, a director of the Company, is a director of Quality Distribution Inc., whose subsidiary is a supplier of trucking services to the Company. During the fiscal year ended December 31, 2011, the Company paid Quality Carriers or its third-party processor approximately $550,000 in connection with these services, which amount is less than 5% of the consolidated gross revenues of Quality Distribution Inc. for its fiscal year ended December 31, 2011. The Board determined that the provision of trucking services by a subsidiary of Quality Distribution Inc. to the Company does not impact Mr. Marchese’s independence.

The Board also specifically considered Mr. Ducey’s appointment as a member of the board of directors of Apollo Global Management, LLC (“Apollo LLC”) in June 2011. Based on filings made in 2011 by Apollo Management Holdings, L.P., and certain of its affiliates (collectively, and together with Apollo LLC, “Apollo”), and LyondellBasell Industries N.V. (“LyondellBasell”), Apollo beneficially owns approximately 29% of LyondellBasell’s outstanding common shares and Apollo has also designated persons to serve on LyondellBasell’s supervisory board of directors. During the year ended December 31, 2011 we made payments to LyondellBasell of approximately $191.4 million for isobutylene feedstock, and received approximately $3.1 million in tolling charges from LyondellBasell. We purchase isobutylene from LyondellBasell pursuant to a supply agreement entered into in 2009. During the year ended December 31, 2011 we also engaged in exchange transactions for crude C4 with a wholly owned subsidiary of LyondellBasell, pursuant to which we paid approximately $29.5 million and received approximately $35.0 million. Apollo LLC’s public filings state that its board has limited powers. Pursuant to Apollo LLC’s operating agreement, it will be managed by its manager as long as the Apollo partners own at least 10% of the voting power, and so long as such condition is satisfied, Apollo LLC’s board will have no authority other than that which its manager chooses to delegate to it. Based on filings made in 2011, the Apollo partners own approximately 80% of the voting power. The Board determined that Mr. Ducey’s relationship with Apollo would not interfere with his exercise of independent judgment in carrying out his responsibilities as a director of the Company, noting that the terms of the supply agreement and the exchange transactions were the product of arms’ length negotiations, that the amounts paid to LyondellBasell under the supply agreement amounted to substantially less than 1% of LyondellBasell’s revenues on an annualized basis, and that Mr. Ducey’s role as a director of Apollo LLC is very limited with respect to LyondellBasell.

Director Nomination Process

General. Generally, our director nominees are approved by the Board after considering the recommendation of the Nominating and Governance Committee.

Process for Identifying and Evaluating Director Nominees. The Nominating and Governance Committee identifies prospective nominees for director in various ways. Current directors that have expressed an interest and that continue to satisfy the criteria for serving on the Board are considered. Other nominees that may be proposed by current directors or members of management or by stockholders are also considered. From time to time, a professional firm may be engaged to identify and evaluate potential director nominees. Korn/Ferry, a leadership talent and consulting service retained by the Nominating and Governance Committee during the fiscal year ended December 31, 2011, identified K’Lynne Johnson as a potential director nominee. The Board, upon recommendation by the Nominating and Governance Committee, elected Ms. Johnson in October 2011 to fill the vacant position resulting from an increase in size of the Board, to serve as a director of the Company until the next annual meeting of stockholders or until her earlier resignation or removal or when a successor is duly elected and qualified.

In evaluating potential nominees, the Nominating and Governance Committee determines whether the candidate is eligible and qualified for service on the Board by evaluating the candidate under the selection criteria set forth below. In addition, for any new director nominee, the Nominating and Governance Committee conducts a check of the individual’s background and interviews the candidate.

Stockholder Participation in the Selection of Director Nominees. The Board considers individuals identified by stockholders on the same basis as nominees identified from other sources. To recommend a potential candidate for the Board, a stockholder must submit such recommendation in writing to the Chairman of the Nominating and Governance Committee, care of the Corporate Secretary, at our principal executive offices. The recommendation should be accompanied by information enabling the Nominating and Governance Committee to assess the skills, qualifications and independence of the proposed candidate.

Criteria for Director Nominees. All director nominees, whether proposed by a stockholder or otherwise, are evaluated in accordance with criteria considered by the Board when selecting individuals to be nominated for election to the Board. In selecting nominees, the Board considers the candidates’ financial, regulatory and business experience; familiarity with and participation in the industry and/or the community; independence from management; integrity, honesty and reputation; dedication to the Company and its stockholders; and any other factors the directors deem relevant, including the size of the Board. In addition, prior to nominating a current director for re-election, the Board considers and reviews such director’s Board and committee attendance and performance; length of service on the Board; and the experience, skills and contributions that such director brings to the Board. The Board recognizes that diversity of skills, experience and professional expertise is an important factor in board composition, and our Nominating and Governance Committee is responsible for assessing the composition of the Board as a whole and recommending, if necessary, measures to be taken so that our Board reflects not only the required independence, but also the balance of knowledge, skills, experience and expertise that the Nominating and Governance Committee deems appropriate. Qualified candidates for election to the Board are considered without regard to race, color, religion, gender, sexual orientation, ethnicity, disability or other characteristics protected by law. Under these procedures, the Board values and seeks to increase diversity on the Board.

Policies and Procedures for Approval of Related Person Transactions

Our Related Party Transaction Approval Policy, which can be found on our website, documents procedures pursuant to which related person transactions are reviewed, approved or ratified. The policy applies to any transaction in which:

•	the Company or any of its subsidiaries is a participant;

•	any related person has or will have a direct or indirect interest; and

•	the amount involved or expected to be involved exceeds or may exceed $50,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K.

The Nominating and Governance Committee, with assistance from our General Counsel, is responsible for reviewing and, where appropriate, approving or ratifying any related party transaction involving the Company or its subsidiaries and related persons. In determining whether to approve a related person transaction, the Nominating and Governance Committee considers (1) whether the terms of the transaction are fair to the Company and no less favorable than those obtainable under similar circumstances if a related person were not involved; (2) whether the transaction is material, considering the interest of the related person, the relationship of the related person to the transaction and any other related persons, the amount involved and the significance of the transaction to the Company’s investors in light of all circumstances; (3) whether the transaction would impair the independence of a non-employee director; and (4) whether the transaction would present an improper conflict of interest for a director or executive officer of the Company taking into account the size of the transaction, overall financial position of the director or executive officer, direct or indirect nature of the director’s or executive officer’s interest in the transaction and the ongoing nature of any proposed relationship.

Stockholder Communications

The Company encourages stockholder communications to the Board and/or individual directors. Written communications may be made to the Board, to specific members of the Board, or to the independent directors as a group, by delivering them to the intended addressee, care of the Corporate Secretary, TPC Group Inc., 5151 San Felipe, Suite 800, Houston, Texas 77056. All such communications will be conveyed to the Board or to the applicable director(s).

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2011, none of our executive officers served as (1) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on our Compensation Committee, (2) a director of another entity, one of whose executive officers served on our Compensation Committee or (3) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as one of our directors. In addition, none of the members of our Compensation Committee (1) was an officer or employee of the Company or any of our subsidiaries during the fiscal year ended December 31, 2011, (2) was formerly an officer or employee of the Company or any of our subsidiaries, or (3) had any other relationship requiring disclosure under applicable rules.

Director Compensation

Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant amount of time that directors spend in fulfilling their duties to the Company and its stockholders, as well as the skill level required by the Company’s Board members. Directors who are also employees are not compensated for their service as directors.

Non-employee directors receive annual retainers for membership on the Board and committees of the Board. In addition to retainer compensation, each non-employee director receives a fee for attendance at meetings of the Board and its committees in excess of a specified threshold number of meetings per year. In addition, non-employee directors are eligible to participate in our 2004 Stock Awards Plan and our 2009 Long-Term Incentive Plan, both of which are described under “Compensation Discussion and Analysis — Elements of Compensation for Named Executive Officers — Long-Term Incentives.”

Consistent with the foregoing, non-employee directors currently receive the following compensation:

•

an annual retainer of $100,000 for each director other than the Chairman of the Board, and $185,000 with respect only to the Chairman of the Board, of which $50,000 is paid in restricted stock, which may not be disposed of prior to the date of termination of service, granted annually on the date of the annual stockholders meeting, based on the average closing price per share for the five trading days prior to the date of the meeting, and the balance of which is paid in cash in quarterly installments;

•

an annual committee membership retainer of $5,000 for each director who serves on, but does not chair, the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Environmental, Health, Safety and Security Committee, or any special or ad hoc committee;

•

an annual retainer of $12,500 for serving as Chairman of the Audit Committee, or $7,500 for serving as Chairman of the Compensation Committee, the Nominating and Governance Committee, the Environmental, Health, Safety and Security Committee, or a special or ad hoc committee, in lieu of the annual committee membership retainer;

•	a fee of $1,500 for each Board meeting attended in excess of eight meetings from the date of the annual stockholders meeting until the date of the following annual stockholders meeting;

•

a fee of $1,500 for each Board committee meeting attended in excess of six meetings with respect only to the Audit Committee, or in excess of four meetings with respect to any other committee, from the date of the annual stockholders meeting until the date of the following annual stockholders meeting; and

•	reimbursement for reasonable out-of-pocket expenses related to attendance at each Board or committee meeting or incurred in the performance of their duties as directors.

The Board believes that the Company’s total director compensation package is competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of the Company’s non-employee directors.

Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on our Board during the fiscal year ended December 31, 2011, including Mr. Allspach, who was no longer a non-employee director when he was appointed the Company’s Senior Vice President — Corporate Development, effective September 26, 2011.

Name	Fees Earned or Paid in Cash [1]	Stock Awards [2]	Option Awards [3]	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Eugene R. Allspach	$56,750	$51,366	$—	$—	$—	$—	$108,116
James A. Cacioppo	$66,500	$51,366	$—	$—	$—	$—	$117,866
Michael E. Ducey	$161,000	$51,366	$—	$—	$—	$—	$212,366
Kenneth E. Glassman	$36,000	$—	$—	$—	$—	$—	$36,000
K’Lynne Johnson	$13,750	$32,907	$—	$—	$—	$—	$46,657
Richard B. Marchese	$79,750	$51,366	$—	$—	$—	$—	$131,116
Jeffrey M. Nodland	$70,000	$51,366	$—	$—	$—	$—	$121,366
Jeffrey A. Strong	$72,500	$51,366	$—	$—	$—	$—	$123,866

Notes to Director Compensation Table:

[1]	Fees earned or paid in cash consist of annual retainer fees, committee and chairmanship retainer fees, and meeting fees. Amounts reflect fees earned for the full twelve months ended December 31, 2011, with the exception of Mr. Glassman, who did not stand for reelection as a director of the Company upon the expiration of his term at the Company’s 2011 Annual Meeting of Stockholders; Mr. Allspach, who was elected as a director effective February 18, 2011 and appointed as an officer effective September 26, 2011 and thereafter was not separately compensated for his service as a director; and Ms. Johnson, who was elected as a director effective October 7, 2011.

[2]	The amounts shown under “Stock Awards” reflect the aggregate grant date fair value for restricted stock granted during the fiscal year ended December 31, 2011, calculated in accordance with FASB ASC Topic 718. The value ultimately realized by the director upon the actual vesting of the award(s) may or may not be equal to this determined value. For a discussion of valuation assumptions, see Notes C and N of the Notes to Consolidated Financial Statements included in our Annual Report. As of December 31, 2011, the aggregate number of restricted stock awards outstanding for the individuals identified in the table above were as follows: Mr. Allspach — 1,410 shares; Mr. Cacioppo — 10,082 shares; Mr. Ducey — 10,082 shares; Mr. Glassman — 0 shares; Ms. Johnson — 1,573 shares; Mr. Marchese — 10,082 shares; Mr. Nodland — 10,082 shares; and Mr. Strong — 10,082 shares. The restricted stock may not be disposed of prior to the date of termination of service.
[3]	No stock option awards were made as compensation for director services during the fiscal year ended December 31, 2011 or are contemplated under our current compensation structure. As of December 31, 2011, the individuals identified in the table above held no outstanding stock options.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

MANAGEMENT OF THE COMPANY AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 1, 2012 (except as otherwise noted below), by: (i) each person known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock; (ii) each of our directors and director nominees, (iii) each of our named executive officers; and (iv) all directors and executive officers as a group. Based on information furnished by such stockholders, we believe that each person has sole voting and dispositive power over the shares indicated as owned by such person unless otherwise indicated. Restricted stock is included in the table below, although transferability of such shares may be restricted. The address of each director and officer is the same as the address for our executive offices.

Name	Number of Shares Beneficially Owned		Percentage Beneficially Owned [1]
5% Stockholders:

QVT Fund LP 1177 Avenue of the Americas 9th Floor New York, NY 10036	2,705,145	[2]	17.3%

Ramius LLC. 599 Lexington Avenue, 20th Floor New York, NY 10022	1,476,405	[3]	9.4%

Directors and Named Executive Officers:

James A. Cacioppo	679,403	[4]	4.3%
Michael E. Ducey	64,234		*
K’Lynne Johnson	1,573		*
Richard B. Marchese	10,082		*
Jeffrey M. Nodland	21,707		*
Jeffrey A. Strong	10,082		*
Michael T. McDonnell	—		—
Eugene R. Allspach	1,410		*
Miguel A. Desdin	—		—
Russell T. Crockett Jr.	10,000		*
Michael S. White	—		—
Shelly S. Heuser	—		—

Directors and executive officers as a Group (14 persons)	814,221		5.2%

*	Indicates beneficial ownership not exceeding 1.0%.

Notes to Beneficial Ownership Table:

[1]	The percentage beneficially owned is calculated based on 15,653,216 shares of our common stock issued and outstanding as of April 1, 2012.
[2]	QVT Fund LP: Based on information set forth in a Schedule 13G filed February 14, 2011 by QVT Associates GP LLC (the “GP”) and QVT Fund LP (the “Fund”). The Fund directly beneficially owns 2,477,506 shares and Quintessence Fund L.P. (“Quintessence”) directly beneficially owns 227,639 shares. The GP, as general partner of the Fund and Quintessence, may be deemed to beneficially own the shares directly owned by the Fund and Quintessence. Accordingly, the GP may be deemed to be the indirect beneficial owner of 2,705,145 shares. Each of the GP and the Fund disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein.
[3]	Ramius LLC: Based on information set forth in a Schedule 13D/A (Amendment No. 1) and a Statement of Changes of Beneficial Ownership on Form 4 each filed April 8, 2010 by Ramius Credit Opportunities

Master Fund Ltd, Ramius Enterprise Master Fund Ltd, RCG PB, Ltd, Ramius Advisors LLC, Ramius LLC, Cowen Group Inc., RCG Holdings LLC, C4S & Co. LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss.

Includes 1,451,405 shares held directly by Ramius Credit Opportunities Master Fund Ltd and 25,000 shares held by Ramius Enterprise Master Fund Ltd. Each other reporting person disclaims beneficial ownership of the shares reported except to the extent of its pecuniary interest in such shares. Ramius Credit Opportunities Master Fund Ltd has sole voting and dispositive power over 1,451,405 shares. Ramius Enterprise Master Fund Ltd has sole voting and dispositive power over 25,000 shares. RCG PB, Ltd has no voting or dispositive power over the shares reported. Each of Ramius Advisors LLC, Ramius LLC, Cowen Group Inc., RCG Holdings LLC and C4S & Co. LLC has sole voting and dispositive power over 1,476,405 shares. Each of Messrs. Cohen, Stark, Solomon and Strauss has shared voting and dispositive power over 1,476,405 shares. Ramius Advisors LLC is the investment advisor of each of Ramius Enterprise Master Fund Ltd and Ramius Credit Opportunities Master Fund Ltd. Ramius LLC is the sole member of Ramius Advisors LLC. Cowen is the sole member of Ramius LLC. RCG Holdings LLC is a significant shareholder of Cowen Group Inc. C4S & Co. LLC is the managing member of RCG Holdings LLC. Messrs. Cohen, Stark, Solomon and Strauss are the sole managing members of C4S &Co. LLC.

On September 15, 2008, 1,451,405 shares reported as beneficially owned by Ramius Credit Opportunities Master Fund Ltd and 25,000 shares reported as beneficially owned by Ramius Enterprise Master Fund Ltd (collectively, the “Frozen Shares”) were frozen in Ramius Credit Opportunities Master Fund Ltd’s and Ramius Enterprise Master Fund Ltd’s prime brokerage accounts, respectively, as a result of the administration of Lehman Brothers International (Europe) (“LBIE”), which, through certain of its affiliates, was a prime broker for each of Ramius Credit Opportunities Master Fund Ltd and Ramius Enterprise Master Fund Ltd. The current status of the Frozen Shares under LBIE’s administration proceedings has not been determined. Ramius Credit Opportunities Master Fund Ltd and Ramius Enterprise Master Fund Ltd claim beneficial ownership over the Frozen Shares until such time as a final determination concerning the Frozen Shares is made.

[4]	James A. Cacioppo: Includes 624,008 shares of Common Stock held by One East Partners Master, LP (the “Partners Fund”). Mr. Cacioppo is a managing member of the general partner of the Partners Fund and as such may be deemed to be a beneficial owner of Partners Fund’s shares. Mr. Cacioppo has disclaimed beneficial ownership of the Partners Fund’s shares to the extent he does not have a pecuniary interest in such shares.

EXECUTIVE OFFICERS

The following table sets forth the name and positions of our executive officers, together with their ages as of April 1, 2012 and period of service with us.

Name	Position	Age	Executive Since
Michael T. McDonnell	President, Chief Executive Officer and Director	54	2011
Miguel A. Desdin	Senior Vice President and Chief Financial Officer	46	2010
Eugene R. Allspach	Senior Vice President — Corporate Development	65	2011
Russell T. Crockett Jr.	Senior Vice President — Commercial	48	2008
Michael S. White	Senior Vice President — Operations	53	2011
Shelly S. Heuser	Vice President — Supply Chain	44	2010
Rishi A. Varma	Vice President, General Counsel and Secretary	39	2011
Roger Wollenberg	Vice President and Corporate Controller	62	2006

Michael T. McDonnell has served as a director and as our President and Chief Executive Officer since March 2011. Mr. McDonnell has more than 25 years of experience in management and executive roles. He joined the Company from Pregis Corporation, a leading global provider of innovative protective, flexible and food service packaging and hospital supply products, where he served as President and Chief Executive Officer. In this role, he built a standalone corporation from its prior parent company, Pactiv. Prior to this, Mr. McDonnell was Group Vice President, Environmental Technologies of Engelhard Corporation from 2002 to 2006 and Vice President of a chemicals division for Cytec Industries from 1998 to 2002. In his roles at Engelhard and Cytec, Mr. McDonnell grew global businesses of specialty chemicals and materials focused on value-added products. Early in his career he also served in progressively responsible management roles with Henkel Corporation and DuPont. He holds a B.S. in Chemical Engineering from Penn State University, an M.A. in Economics from University of Massachusetts Amherst and has completed The General Management Program at Harvard Business School.

Miguel A. Desdin was named Senior Vice President and Chief Financial Officer of the Company in June 2010. Prior to joining the Company, Mr. Desdin served as Senior Vice President and Chief Financial Officer of Furmanite Corporation from April 2009 to December 2009. He also held senior leadership roles with Celanese Corporation, serving as Vice President and Controller from July 2007 to April 2009 and as Vice President, Financial Planning and Analysis from September 2005 to June 2007. Previously, Mr. Desdin was employed by Great Lakes Chemical Corporation, serving as Vice President and Treasurer from January 2004 to August 2005 and as Vice President of Finance, Performance Chemicals from September 2001 to December 2003. Mr. Desdin’s prior experience includes strategic planning and all finance-related functions, including accounting, treasury, financial planning and analysis, investor relations and SEC reporting. He holds an M.B.A. in Finance from the University of Pennsylvania, Wharton School, and a B.S. in Industrial and Systems Engineering from the University of Florida.

Eugene R. Allspach was appointed Senior Vice President — Corporate Development in September 2011. Mr. Allspach has served as a director since February 2011. Prior to joining TPC Group, Mr. Allspach was President of E.R. Allspach & Associates, LLC, a company providing consulting services to new business development activities in the petrochemical industry, since 2003. Mr. Allspach has 38 years of experience in the plastics and chemical industries. He served as President and Chief Operating Officer of Equistar Chemicals LP, a joint venture of Lyondell Chemical Company, Millennium Petrochemicals, and Occidental Chemical Company, from December 1997 to March 2002. He served as Group Vice President, Manufacturing and Technology for Millennium Petrochemicals (formerly, Quantum Chemical Company) from 1993 to 1997. From 1988 to 1997, Mr. Allspach held several different executive management positions with Millennium, Inc. and Millennium Petrochemical, including Group Vice President, Manufacturing and Manufacturing Services and Vice President, Specialty Polymers and Business Development. Mr. Allspach served at Millennium Petrochemicals or its predecessor from 1973 to 1988, and also served in various production management and process engineering capacities from 1973 to 1982. Mr. Allspach served as President of EVAL Company of America from 1985 to 1988. He is a member of the boards of directors of A. Schulman, Inc. and The Plaza Group and a past board member of the American Chemistry Council, the American Plastics Council and the National Petrochemical and

Refiners Association. He is a board member of Christus Foundation for HealthCare and is a Trustee on the University of Cincinnati Foundation Board. Mr. Allspach holds a B.S. in Chemical Engineering from University of Cincinnati, an M.S. in Chemical Engineering from Rice University and has completed the University of Pennsylvania, Wharton Advanced Management School.

Russell T. Crockett Jr. was appointed Senior Vice President, Commercial in September 2008. From April 2001 to January 2008, Mr. Crockett served as Vice President, Chemical Sales Americas for LyondellBasell Industries. He has also served as Vice President Responsible Care and Engineering, Hydrocarbons Plant Manager — Channelview, Business Director, Aromatics & Fuels and Treasury Management support for Lyondell Chemical Company from January 1996 to April 2001. After beginning his career with EI Dupont de Nemours & Co., Mr. Crockett served in successive business and operations assignments with experience including market management, sales, and plant engineering. Mr. Crockett holds an M.B.A. from University of Michigan and a B.S. in Chemical Engineering from Carnegie-Mellon University.

Michael S. White serves as the Company’s Senior Vice President, Operations. Mr. White has more than 32 years of experience serving in management and executive management roles within manufacturing and environmental, health and safety. Prior to joining the Company, Mr. White served as Senior Vice President, Operations for SunCoke Energy since July 2008. He also served as Vice President, Chemicals Manufacturing for Sunoco from 2003 to 2008 and worked for Lyondell-Equistar from 1989 to 2003 where he held roles of increasing responsibility including plant manager, general manager manufacturing, and Vice President Health, Environment, and Safety. From 1980 to 1989 he worked for Exxon in both the refining and chemicals businesses, including a two year assignment in Italy. Mr. White holds a B.S. degree in Chemical Engineering from Rensselaer Polytechnic Institute.

Shelly S. Heuser was named Vice President — Supply Chain in May 2010. Prior to joining the Company, Ms. Heuser was employed in various roles with Lyondell-Equistar Chemicals LP and LyondellBasell Industries since 1990, serving as Vice President, Americas Engineering from March 2010 to May 2010, Divisional Vice President and General Manager — Manufacturing from June 2009 to February 2010, Divisional Vice President — Chemicals Manufacturing from April 2008 to May 2009, Manager / Director — Operational Excellence Standards and Audits from January 2007 to March 2008, and Matagorda Polymers Plant Manager from November 2003 to December 2006. Ms. Heuser was accountable for managing eight sites across North America with over 1,200 employees; driving improvements in health, safety and environmental matters, reliability, cost and quality; and providing manufacturing support services such as strategic planning and reporting, facilities and contract management, manufacturing training, and engineering development. Ms. Heuser holds a B.S. in Chemical Engineering from the University of Oklahoma, and an M.B.A. from University of Houston-Clear Lake.

Rishi A. Varma serves as the Company’s Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Varma held senior leadership roles with Trico Marine Services, Inc., a global provider of subsea, trenching and installation, and towing and supply services, serving as President and Chief Operating Officer from January 2010 to August 2010, Senior Vice President, Chief Administrative Officer and General Counsel from March 2007 to December 2009, and General Counsel from April 2005 to March 2007. On August 25, 2010, Trico Marine Services, Inc. filed a petition in the United States Bankruptcy Court for the District of Delaware seeking relief under chapter 11 of the United States Bankruptcy Code. From January 2011 to June 2011, Mr. Varma acted as a legal consultant to a Houston-based private equity firm. Previously, Mr. Varma was employed by EGL, Inc., an international freight forwarding company, serving as Securities Counsel and Director of Investor Relations from February 2003 to April 2005. Mr. Varma was a consultant and Acting General Counsel for Technology Holdings (India) Pvt. Ltd., a global mergers and acquisitions firm, from June 2002 to January 2003, and previously was an associate with the law firms of Brobeck, Phleger & Harrison LLP and Rosenman & Colin LLP. He holds a J.D. from Georgetown University Law Center and a B.A. in Political Science from Georgetown University.

Roger Wollenberg was appointed as Vice President and Corporate Controller in September 2006. Mr. Wollenberg previously served as global controller for the Epoxy and Coatings Resins Division of Hexion Specialty Chemicals and global controller for Resolution Performance Products, from 2003 to 2006, where he was responsible for worldwide accounting, management and SEC reporting and Sarbanes-Oxley compliance. Mr. Wollenberg has a B.S. in Accounting from Ohio State University and is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding our named executive officers’ performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be considered as statements of our expectations or estimates of results or other guidance; to that end, these targets and goals will not be subject to updating. We caution investors not to apply these statements to other contexts.

Executive Summary

The most significant Compensation Committee decisions made during the year ended December 31, 2011 included the following:

•	evaluating the compensation of our executive officers;

•	establishing targets under our senior management incentive plan for the year ended December 31, 2011;

•	granting equity awards under the 2009 Long-Term Incentive Plan previously approved by our stockholders;

•

hiring of, and negotiation of employment terms with, our President and Chief Executive Officer, our Senior Vice President – Corporate Development, our Senior Vice President — Operations and our Vice President and General Counsel; and

•	approving Executive Stock Ownership and Retention Guidelines.

Overview

The following Compensation Discussion and Analysis describes the material elements of compensation for the executive officers identified in the Summary Compensation Table below (our “named executive officers”). The Compensation Committee of our Board of Directors maintains responsibility for overseeing the development of an executive compensation philosophy, strategy and framework that remains consistent with our business objectives and the interests of our stockholders. At our 2011 Annual Meeting of Stockholders, we held our first stockholder advisory vote on the compensation of our named executive officers and our stockholders approved the compensation of our named executive officers for the six-month transition period from July 1, 2010 through December 31, 2010 resulting from a change in our fiscal year end from June 30 to December 31. The Compensation Committee has considered the results of such vote and concluded that the Company continues to provide a competitive executive compensation program that effectively aligns our named executive officers with the interests of our stockholders and encourages long-term retention. In addition, in an advisory vote at the Company’s 2011 Annual Meeting of Stockholders, the stockholders recommended an annual vote frequency for future advisory stockholder votes on the compensation of the Company’s named executive officers. After considering the voting results and other factors, the Board determined that the Company will hold an advisory vote on the compensation of its named executive officers on an annual basis until the next advisory vote on the frequency of future advisory votes on executive compensation is held, which will be no later than the Company’s Annual Meeting of Stockholders in 2017. The Compensation Committee will continue to consider stockholder views when determining executive compensation.

Compensation Philosophy and Overall Objectives

Our executive compensation policy strives to ensure that executive compensation links directly to continuous improvements in corporate performance and increases in stockholder value while at the same time motivating and retaining key employees. The Compensation Committee established the following objectives as guidelines for compensation decisions:

•	Our executive compensation programs are integrated with our annual and long-term business objectives so that executives remain focused and incentivized on the fulfillment of these objectives.

•

Our executive compensation packages include a significant variable component that directly links compensation with our overall performance, in order to align executive compensation with the interests of stockholders.

•	We provide a competitive total compensation package that enables us to attract and retain key executives.

Role of Compensation Consultants

The Compensation Committee regularly reviews our compensation programs to ensure that base salary levels and incentive opportunities remain competitive and reflect performance. In evaluating compensation levels for each named executive officer, the Compensation Committee reviews compensation surveys reflecting current market data.

From time to time as the Compensation Committee deems appropriate, it retains independent compensation consultants to help obtain and evaluate current executive compensation data. In fiscal 2010, the Compensation Committee retained Towers, Perrin, Forster & Crosby, Inc., now known as Towers Watson & Co., independent compensation consultants, to compare the compensation levels and compensation elements of key employees, including our named executive officers, to that of employees and executives holding similar positions with companies included in a compilation of broad industry surveys prepared by Towers Watson and others, filtered for relevance by industry and company revenue size. The Compensation Committee believes that this compilation presented relevant information for comparison purposes due to its broad coverage of the petrochemicals industry. Towers Watson also provided high level perspective on compensation practices common among companies with significant private equity ownership. The Towers Watson presentation considered base salaries, annual incentives and long-term incentive levels.

During the transition period ended December 31, 2010, the Compensation Committee retained Frederic W. Cook & Co. to conduct a competitive review of the compensation levels of the Company’s executives and assist the Compensation Committee in aligning the Company’s compensation programs with its business strategy. Frederic W. Cook & Co.’s analysis involved both peer group proxy data and survey information. The peer group proxy analysis compared the target compensation provided to the Company’s executives to that provided to similarly situated executives among a peer group of companies. The peer group was initially developed by Frederic W. Cook & Co. and was subsequently approved by the Company and the Compensation Committee. The peer group selected was based on similar size and business content as TPC Group, or companies that were considered to be competing for the same level of executive talent. The following companies fit either one of those categories and comprised the peer group:

A Schulman, Inc.	Innospec Inc.	Quaker Chemical Corporation
Arch Chemicals, Inc.	Kraton Performance Polymers, Inc.	Spartech Corporation
Chemtura Corporation	Minerals Technologies Inc.	Stepan Company
Ferro Corporation	Myers Industries, Inc.	TETRA Technologies, Inc.
Georgia Gulf Corporation	NewMarket Corporation	Westlake Chemical Corporation
H.B. Fuller Company	OMNOVA Solutions Inc.
Innophos Holdings, Inc.	PolyOne Corporation

Frederic W. Cook & Co. supplemented the peer group proxy data with survey information in order to provide additional reference points for competitive compensation levels for the Company’s named executive officers and to obtain competitive compensation data for the Company’s other executives. The Compensation Committee utilized updates to the compilation from Towers Watson as well as the Frederic W. Cook & Co. analysis while determining executive compensation for year ended December 31, 2011.

We collectively refer to the information in the Towers Watson compilation, together with the Frederic W. Cook & Co. analysis, including internal annual updates, as “survey data” throughout this Compensation

Discussion & Analysis. The Compensation Committee used the survey data, including the 50th and other percentiles, as an initial indicator of compensation range with respect to base salary, but made final subjective decisions as to individual compensation based on prevailing market conditions, taking into account the relative size and complexity of the Company’s business versus those of peer companies, and the individual’s experience and background, among other factors. As such, the survey data served as a guide in formulating compensation, but the survey data was not determinative of compensation levels.

Role of Executive Officers in Compensation Decisions

The Compensation Committee determines compensation for the Chief Executive Officer and the other named executive officers. The Compensation Committee establishes annual Company financial goals applicable to the Chief Executive Officer and all other named executive officers. In addition, the Compensation Committee establishes annual individual goals for the Chief Executive Officer, and the Chief Executive Officer works with each of the other named executive officers to establish their respective individual goals. The Chief Executive Officer annually reviews for the Compensation Committee the performance of each named executive officer (other than himself) relative to individual performance goals, and the Compensation Committee reviews the performance of the Chief Executive Officer. The Compensation Committee also requests that our Chief Executive Officer provide cash and equity compensation recommendations for each of the named executive officers (other than himself). The Compensation Committee considers the advice and recommendations of the Chief Executive Officer and all other factors it deems relevant in making salary adjustments and cash and equity awards.

In addition to the services of outside consultants and counsel, the Compensation Committee calls on other officers from time to time for assistance and advice in reviewing recommendations, designing compensation plans, and generally supporting the Compensation Committee’s functions. Accordingly, certain officers attend Compensation Committee meetings by invitation, but are excused from the meeting when the Compensation Committee discusses specific compensation issues relating to that individual. The Compensation Committee considers the advice and recommendations of these officers and all other factors it deems relevant in designing compensation plans and carrying out Compensation Committee functions.

Employment Agreements

During the year ended December 31, 2011, employment agreements with our named executive officers were in effect providing for employment terms through the following dates:

Name	Employment Term Expiration
Charles W. Shaver	December 31, 2011[1]
Michael T. McDonnell	December 31, 2013
Miguel A. Desdin	December 31, 2012

[1]	Charles W. Shaver retired as President and Chief Executive Officer of the Company effective as of March 22, 2011. Upon Mr. Shaver’s retirement, he became entitled to continued payment of his base salary from the date of termination through December 31, 2012 and continued coverage in our medical and dental plans through December 31, 2012. Also see “Executive Compensation — Potential Payments and Benefits Upon Termination or Change of Control.”

In the fourth quarter of fiscal 2010, the Compensation Committee considered current trends regarding executive employment agreements, seeking the advice of Frederic W. Cook & Co. Consistent with current trends, the Compensation Committee decided to limit future employment agreements to a smaller group of officers, such as the chief executive officer and the chief financial officer, and allow other employment agreements to expire according to their terms. During the fourth quarter of fiscal 2010, and in lieu of renewing employment agreements for a broader group of executive officers, the Compensation Committee adopted an Executive Severance Plan that became effective on July 1, 2010, discussed further below under “— Severance Benefits.”

At the direction of the Compensation Committee, effective July 1, 2010, we amended the otherwise expiring employment agreement with Mr. Shaver, our then President and Chief Executive Officer, to provide for his retirement. On March 18, 2011, we entered into an employment agreement with Mr. McDonnell, effective March 22, 2011, upon his initial employment as President and Chief Executive Officer, which agreement was amended on March 25, 2011. In addition, effective June 1, 2010, we entered into an employment agreement with Mr. Desdin upon his initial employment as Senior Vice President and Chief Financial Officer, which agreement was amended on May 23, 2011, September 30, 2011 and February 23, 2012. We refer to the employment agreement with Mr. Shaver, as amended, as the “Shaver employment agreement,” the employment agreement with Mr. McDonnell, as amended, as the “McDonnell employment agreement” and the employment agreement, including the employment offer letter, with Mr. Desdin, as amended, as the “Desdin employment agreement” throughout this Compensation Discussion and Analysis.

Shaver Employment Agreement

Effective July 1, 2010, we amended the employment agreement with Mr. Shaver, our then President and Chief Executive Officer. The Shaver employment agreement extended the term of Mr. Shaver’s agreement through December 31, 2011 or such earlier date as we may specify. The Shaver employment agreement contemplated that Mr. Shaver would retire from all positions with us upon the expiration of his employment term. Mr. Shaver retired as President and Chief Executive Officer of the Company effective as of March 22, 2011.

Prior to his retirement, Mr. Shaver received a base salary of $650,000 and participated in the benefit and retirement plans offered to our executives. In 2011, Mr. Shaver was eligible to earn a bonus under our annual incentive bonus plan at a level established by us and subject to achievement of performance criteria with respect to the entire 2011 calendar year. Mr. Shaver’s 2011 bonus was subject to proration based on the number of days Mr. Shaver served as our Chief Executive Officer during the 2011 calendar year. Upon Mr. Shaver’s retirement, Mr. Shaver became entitled to (1) payment of accrued but unpaid base salary and accrued vacation, (2) continued payment of his base salary from the date of termination through December 31, 2012, subject to delay for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and (3) continued coverage in our medical and dental plans through December 31, 2012.

The Shaver employment agreement provides that Mr. Shaver will not compete with us, will not solicit our customers or divert our business opportunities, and will not solicit our employees. The non-competition and non-solicitation covenants applied during Mr. Shaver’s employment with us and continue to apply until the last day of the 24th month after his termination. The Shaver employment agreement also provides that Mr. Shaver will not, at any time during or after employment with us, disclose our confidential information. We and Mr. Shaver mutually agree not to disparage the other party.

McDonnell Employment Agreement

The McDonnell employment agreement provides for an initial employment term through December 31, 2013. Following expiration of the initial term, the McDonnell employment agreement will automatically renew for successive one-year periods unless either party gives 12 months’ prior written notice of non-renewal to the other. Pursuant to the McDonnell employment agreement, Mr. McDonnell serves as our President and Chief Executive Officer with an annual base salary of not less than $675,000. He is eligible to earn an annual incentive bonus based on terms and conditions, including achievement of performance goals, determined by the Compensation Committee, with a bonus target percentage of not less than 100% of his annual base salary. His annual incentive bonus earned for 2011 is subject to proration based on the number of days he was employed by us during the 2011 calendar year. The McDonnell employment agreement also provides that Mr. McDonnell will be eligible to participate generally in our long-term incentive compensation arrangements and to receive initial and annual long-term incentive awards under our long-term incentive plans. The initial long-term incentive awards consisted of 26,270 restricted stock units and a stock appreciation rights award covering 80,000 shares, each becoming fully vested on January 1, 2014. The annual long-term incentive awards will be made in a form chosen by us and will have a grant date target value of 100% of Mr. McDonnell’s base salary. In addition, the McDonnell employment agreement provides for eligibility to participate in our savings and retirement plans and welfare benefit plans that are generally available to executive officers, relocation benefits under our standard relocation practices and four weeks of paid vacation per calendar year.

The McDonnell employment agreement describes the circumstances under which Mr. McDonnell’s employment may be terminated and specifies the amounts we would be obligated to pay upon termination of his employment under such circumstances, as more particularly described elsewhere in this Proxy Statement under the caption “Executive Compensation — Potential Payments and Benefits upon Termination or Change of Control.” Mr. McDonnell has agreed not to compete with our business, not to solicit customers and not to solicit employees during his employment and for a period of 12 months following termination of employment.

Desdin Employment Agreement

The Desdin employment agreement provides for an initial employment term through December 31, 2012. Following expiration of the initial term, the Desdin employment agreement will automatically renew for successive one-year periods unless either party gives 12 months’ prior written notice of non-renewal to the other. Pursuant to the Desdin employment agreement, Mr. Desdin serves as our Chief Financial Officer with an annual base salary of not less than $375,000. The Desdin employment agreement provides for (i) a retention bonus of $100,000, payable in increments of $50,000 on each of the hire date and the first anniversary of the hire date, provided he remains employed by us on the payment date; (ii) eligibility for equity-based performance awards that, upon achievement of targets established by the Compensation Committee, would have a value target of 65% of his annual base salary; and (iii) standard relocation benefits including temporary housing until November 15, 2011. He is eligible to earn an annual incentive bonus based on terms and conditions, including achievement of performance goals, determined by the Compensation Committee, with a bonus target percentage of not less than 50% of his annual base salary. In addition, the Desdin employment agreement provides for eligibility to participate in our long-term incentive compensation arrangements, savings and retirement plans and welfare benefit plans that are generally available to executive officers, and four weeks of paid vacation per calendar year.

Pursuant to the Desdin employment agreement, Mr. Desdin will be reimbursed by the Company for loss on the sale of his residence, provided that such reimbursement will be limited to an amount (if positive) equal to $900,000 less the sale price of the residence reduced by the amount of commissions, closing costs and required repairs, contingent on a sale occurring prior to December 31, 2012. The Desdin employment agreement provides that the Company will pay Mr. Desdin an amount such that, after reduction for applicable tax withholding, he receives $200,000 towards the purchase of a residence in the Houston area if such purchase occurs prior to May 1, 2012. The Company will make a gross-up payment to Mr. Desdin to the extent such relocation benefits, reimbursements and payments are taxable to Mr. Desdin.

Mr. Desdin must repay to the Company any reimbursements related to the sale of his residence received under the Desdin employment agreement (and any corresponding gross-up payments) on a monthly prorated basis if his employment is terminated for cause or if he resigns without good reason (as such terms are defined in the Desdin employment agreement) within three years after September 30, 2011. Mr. Desdin must also repay to the Company the payment related to his purchase of a residence in the Houston area received under the Desdin employment agreement (and any corresponding gross-up payments) if his employment is terminated for cause or if he resigns without good reason within one year after the payment date.

The Desdin employment agreement describes the circumstances under which Mr. Desdin’s employment may be terminated and specifies the amounts we would be obligated to pay upon termination of his employment under such circumstances, as more particularly described elsewhere in this Proxy Statement under the caption “Executive Compensation — Potential Payments and Benefits upon Termination or Change of Control.” Mr. Desdin has agreed not to compete with our business, not to solicit customers and not to solicit employees during his employment and for a period of 12 months following termination of employment.

Elements of Compensation for Named Executive Officers

Our executive compensation program consists of:

•	base salary;

•	annual incentives;

•	long-term incentives;

•	special recognition awards;

•	retirement benefits;

•	relocation benefits;

•	health and welfare benefits;

•	severance benefits; and

•	executive perquisites.

The Compensation Committee considers the first three elements listed above as our core direct compensation program. The remaining items constitute indirect compensation elements, but are important components of the total compensation package offered to our named executive officers. The Compensation Committee uses each of these elements because it believes they provide the compensation mix required to attract and retain talented executives, reward them for quality performance, and motivate them to focus on both our short-term and long-term performance.

The Compensation Committee sets initial base salaries and annual incentive target percentages upon hiring, based on, among other factors, market competitive compensation according to the position and its responsibilities. The Compensation Committee reassesses these levels annually based on individual performance and market competitive data. Annual incentive awards are determined with reference to a target percentage of base salary, based on annual financial results measured against Company objectives and/or individual goals. The Compensation Committee believes that equity awards motivate our executives to achieve long-term results and aid long-term retention of our executives. Compensating our executives for positive Company performance in both the short-term and the long-term is intended to serve the Committee’s goal of aligning our executives’ compensation with the interests of our stockholders. Special recognition awards are utilized from time to time, occasionally in connection with specific events or achievements, to reward strong performance. We offer named executive officers the same retirement and health and welfare benefits as we provide all our employees. The Compensation Committee believes that providing severance benefits allows us to attract and retain executive talent. Accordingly, we provide post-termination benefits to our named executive officers. See “Executive Compensation — Potential Payments and Benefits upon Termination or Change of Control” below. Finally, we offer some additional perquisites to our named executive officers as described below.

We discuss below the various components of the compensation programs for executive officers and the specific actions taken by the Compensation Committee during the year ended December 31, 2011 related to each element.

Base Salary

The Compensation Committee believes attracting and retaining qualified executives requires an adequate base salary. We intend for named executive officer base salaries to reflect individual contributions as determined through performance evaluations. In addition to individual job performance and the above-referenced survey data, other factors may be taken into consideration, such as cost-of-living increases, as well as an individual’s perceived potential with us. The Compensation Committee approves base salary levels for named executive officers using the survey data described above as an initial indicator of compensation range with respect to base salary, but makes final subjective decisions as to individual compensation based on the named executive officer’s job duties and responsibilities, prevailing market conditions, taking into account the relative size and complexity of the Company’s business versus those of peer companies, and the individual’s experience and background.

It is the established practice of the Compensation Committee to review and, if deemed appropriate and consistent with the Compensation Committee’s compensation philosophy, adjust the base salaries of our named executive officers annually. Our employment agreements with Messrs. McDonnell and Desdin provide for periodic review and adjustment of, but prohibit any decrease in, the base salary specified in the agreement. The Compensation Committee considers all of the factors mentioned in the preceding paragraph, combined with the named executive officers’ current compensation and their performance as reported (in the case of each named executive officer other than our Chief Executive officer) by our Chief Executive Officer.

In February 2011, the Compensation Committee undertook its review of base salaries of the named executive officers to consider whether an adjustment would be appropriate. Based on its review of survey data, market trends, and general economic conditions existing at the time, the Compensation Committee concluded that a base salary increase was warranted for Messrs. Desdin, Crockett and Batiz and Ms. Heuser, and that the base salary for Mr. Shaver, our then President and Chief Executive Officer, would remain unchanged for the year ended December 31, 2011. Accordingly, base salary adjustments for our named executive officers during the year ended December 31, 2011 were as follows:

Name	Annual Salary as of October 1, 2010		Annual Salary Effective April 1, 2011		% Increase
Charles W. Shaver		$650,000		$650,000	—
Michael T. McDonnell	$	N/A		$675,000	N/A
Miguel A. Desdin		$375,000		$400,000	6.7%
Russell T. Crockett Jr.		$381,100		$385,000	1.0%
Luis E. Batiz		$320,000		$330,000	3.1%
Michael S. White	$	N/A	$	N/A	N/A
Shelly S. Heuser		$240,000		$250,000	4.2%

In March 2011, the Compensation Committee evaluated the base salary to be paid to Michael T. McDonnell if he agreed to accept the position of President and Chief Executive Officer with the Company. Based upon its review of survey data and market trends, as well as negotiation with Mr. McDonnell, the Compensation Committee agreed to an initial base salary of $675,000 per year pursuant to an employment agreement dated March 18, 2011, as amended. In September 2011, the Compensation Committee evaluated the base salary to be paid to Michael S. White if he agreed to accept the position of Senior Vice President — Operations with the Company. Based upon its review of survey data and market trends, as well as negotiation with Mr. White, the Compensation Committee agreed to an initial base salary of $385,000 per year pursuant to an employment offer letter agreement dated September 28, 2011.

Annual Incentives

The Compensation Committee annually approves our senior management incentive plan, which provides for cash bonuses based on Company and/or individual performance. Each named executive officer is eligible to receive an annual incentive award equal to a target percentage of his or her base salary. Our employment agreements with Messrs. McDonnell and Desdin allow the target percentages specified therein to be reviewed and adjusted, but not decreased, by the Compensation Committee. The Compensation Committee considers the same factors described above in connection with base salary adjustments for purposes of evaluating and adjusting target incentive percentages of the named executive officers.

In February 2011, the Compensation Committee undertook its review of target percentages of the named executive officers to consider whether an adjustment to the target percentages for the six-month transition period from July 1, 2010 to December 31, 2010 would be appropriate. Based on its review of survey data, market trends, and general economic conditions existing at the time, the Compensation Committee concluded that the target percentages of the named executive officers then employed by the Company would remain unchanged for the year ended December 31, 2011. The following table outlines the target incentive percentages of the named executive officers:

	Target Incentive (as Percentage of Base Salary)
Name	6MO 2010 [1]	FY 2011
Charles W. Shaver	100%	100%
Michael T. McDonnell	N/A	100%
Miguel A. Desdin	50%	50%
Russell Crockett Jr.	65%	65%
Luis E. Batiz	55%	55%
Michael S. White	N/A	65%
Shelly S. Heuser	45%	45%

[1]	6MO 2010 refers to the six-month transition period from July 1, 2010 through December 31, 2010 resulting from a change in our fiscal year end from June 30 to December 31, with the change to the calendar year reporting cycle beginning January 1, 2011.

In March 2011, the Compensation Committee evaluated the annual bonus incentive award to be paid to Michael T. McDonnell if he agreed to accept the position of President and Chief Executive Officer with the Company. Based upon its review of survey data and market trends, as well as negotiation with Mr. McDonnell, the Compensation Committee agreed to an annual bonus incentive with an initial target of 100% of Mr. McDonnell’s base salary pursuant to the employment agreement described above. In September 2011, the Compensation Committee evaluated the annual bonus incentive award to be paid to Michael S. White if he agreed to accept the position of Senior Vice President – Operations with the Company. Based upon its review of survey data and market trends, as well as negotiation with Mr. White, the Compensation Committee agreed to an annual bonus incentive with an initial target of 65% of Mr. White’s base salary pursuant to the employment offer letter agreement described above.

Specified portions of the target incentive are based upon achievement of Company objectives and, in certain circumstances, achievement of individual goals by a particular named executive officer. The Compensation Committee may exercise discretion to withhold any or all payments under the senior management incentive plan if a named executive officer to whom individual goals apply does not meet some or all of those individual goals. The relative weighting assigned to Company objectives and individual goals was 100% and 0%, respectively, for certain named executive officers, and 75% and 25% for other named executive officers, as reflected in the summary objectives and goals table below, depending upon the degree to which the Compensation Committee believed the individual should be evaluated upon Company financial results versus individual performance.

The short-term Company objective established by our Compensation Committee was based on a Company-wide financial measure, namely EBITDA, as adjusted. EBITDA is earnings before interest, taxes, depreciation and amortization. For purposes of compensation decisions, the Compensation Committee adjusts EBITDA by removing certain items to arrive at Adjusted EBITDA as reported in our Exchange Act filings, and by eliminating other items not intended to impact achievement of the performance objective. We refer to this variation of EBITDA as “Net EBITDA.”

In February 2011, the Compensation Committee established a Net EBITDA target of $130.0 million for the year ended December 31, 2011 based on the budget approved by the Board. The Compensation Committee considered this target to be appropriate. The Company objectives component of the incentive payout could range between 50% and 200% of the target for each executive, based on achievement of threshold, target or stretch Net EBITDA of $115.0 million, $130.0 million and $160.0 million, respectively.

Failure to achieve the threshold level of Net EBITDA would result in the named executive officers receiving none of the Company objectives component of the annual incentive award. Net EBITDA amounts between the threshold and stretch amounts would result in the Company objectives component of the annual incentive awards being determined by linear interpolation between the values listed above.

The Company achieved during the year ended December 31, 2011 Net EBITDA of approximately $132.9 million, consisting of Adjusted EBITDA as reported of $129.9 million, increased by approximately $3 million in other items not intended to impact achievement of the objective, calling for payout at 109.7% of target for the Company objective.

In addition to the Company objectives, our Chief Executive Officer established individual goals for Messrs. Crockett and Batiz and Ms. Heuser, as well as other members of the Company’s executive management team. The individual goals included both quantitative financial measurements and qualitative strategic and operational considerations affecting the Company and the businesses or function that the named executives led. The individual goals component of the incentive payout could range between 0% and 100% of the target for each executive, depending on a qualitative assessment of such named executive officer’s performance relative to his or her individual goals.

In February 2012, our Chief Executive Officer made a subjective determination of the achievement of each applicable named executive officer’s (other than his own) individual goals, arrived at a percentage reflecting his qualitative assessment of such named executive officer’s performance relative to the goals, and delivered the recommendations reflecting his qualitative assessment to the Compensation Committee. The Compensation Committee considered the recommendations of the Chief Executive Officer in addition to their own evaluations with respect to the applicable named executive officers. The evaluations considered individual goal completion, but focused on overall completion of all objectives in a category. Finally, the Compensation Committee assigned a percentage it deemed appropriate to reflect its qualitative assessment of each applicable named executive officers’ achievement of his or her individual goals.

The relative weighting of the Company objectives and individual goals established for each of the named executive officers, the component payout percentages actually achieved, and the cumulative payout percentage, for each of the eligible named executive officers for the year ended December 31, 2011 are reflected in the table below.

Name	Summary Objectives and Goals	Relative Weighting	Target Incentive Component Payout (Percentage Achieved)	Cumulative Payout Percentage
Charles W. Shaver	Company Objective: Net EBITDA	100%	109.7%	109.7%
	Individual Goals	0%	N/A	N/A

	Cumulative			109.7%

Michael T. McDonnell	Company Objective: Net EBITDA	100%	109.7%	109.7%
	Individual Goals	0%	N/A	N/A

	Cumulative			109.7%

Miguel A. Desdin	Company Objective: Net EBITDA	100%	109.7%	109.7%
	Individual Goals	0%	N/A	N/A

	Cumulative			109.7%

Russell T. Crockett Jr.	Company Objective: Net EBITDA	75%	109.7%	82.3%
	Individual Goals	25%	80.0%	20.0%

	Cumulative			102.3%

Luis E. Batiz	Company Objective: Net EBITDA	75%	109.7%	82.3%
	Individual Goals	25%	92.0%	23.0%

	Cumulative			105.3%

Michael S. White	Company Objective: Net EBITDA	100%	109.7%	109.7%
	Individual Goals	0%	N/A	N/A

	Cumulative			109.7%

Shelly S. Heuser	Company Objective: Net EBITDA	75%	109.7%	82.3%
	Individual Goals	25%	100.0%	25.0%

	Cumulative			107.3%

Given the achievement of Company objectives and/or individual goals as reflected in the table above, and the corresponding component payout percentages achieved and resulting cumulative payout percentage, our named executive officers received the following incentive bonuses for the year ended December 31, 2011, which amounts were paid in March 2012:

Name	Base Salary FY 2011	Target Incentive (Percentage of Base Salary)	Cumulative Payout Percentage	Incentive Award	% of Base Salary
Charles W. Shaver [1]	$650,000	100%	109.7%	$158,275	109.7%
Michael T. McDonnell [2]	$675,000	100%	109.7%	$576,282	109.7%
Miguel A. Desdin	$400,000	50%	109.7%	$219,450	54.9%
Russell T. Crockett Jr.	$385,000	65%	102.3%	$255,990	66.5%
Luis E. Batiz [3]	$330,000	55%	105.3%	$191,108	57.9%
Michael S. White [4]	$385,000	65%	109.7%	$51,156	71.3%
Shelly S. Heuser	$250,000	45%	107.3%	$120,705	48.3%

[1]	Mr. Shaver retired as President and Chief Executive Officer of the Company on March 22, 2011. Pursuant to the Shaver employment agreement, Mr. Shaver’s 2011 bonus was prorated based on the number of days Mr. Shaver served as our Chief Executive Officer during the 2011 calendar year.
[2]	Mr. McDonnell was appointed as President and Chief Executive Officer of the Company effective March 22, 2011. Pursuant to the McDonnell employment agreement, Mr. McDonnell’s 2011 bonus was prorated based on the number of days Mr. McDonnell served as our Chief Executive Officer during the 2011 calendar year.
[3]	On August 29, 2011, the Company and Mr. Batiz mutually agreed that Mr. Batiz would retire effective January 1, 2012. Pursuant to the terms of a Separation Agreement dated as of August 29, 2011 between the Company and Mr. Batiz, Mr. Batiz was eligible to receive a 2011 bonus.
[4]	On September 30, 2011, the Company and Mr. White entered into an employment offer letter agreement which provides that Mr. White was eligible to receive a 2011 bonus prorated based upon his start date.

Long-Term Incentives

The Compensation Committee believes that equity-based incentive awards serve as the most significant at-risk element of the executive’s total compensation package, focusing on the attainment of long-term performance goals which are instrumental in creating long-term value for stockholders and long-term retention incentives for our executives. Thus, equity-based incentive awards align the interests of executives with our stockholders by emphasizing long-term stock ownership and stock price appreciation, and provide a forfeitable ownership stake to encourage executive retention.

Our officers, directors and key employees are eligible to participate in the 2004 Stock Awards Plan, which was approved by our stockholders in December 2004, and the 2009 Long-Term Incentive Plan, which was approved by our stockholders in November 2008. Each of these plans permits compensatory grants to officers, directors and key employees in the form of restricted stock, stock options and other equity-based awards. The primary objectives of the plans are:

•	to attract and retain officers, directors and key employees by creating competitive levels of compensation;

•	to stimulate the active interest of officers, directors and key employees in our development and financial success; and

•	to provide additional incentive and reward opportunities designed to enhance our profitable growth.

From time to time, the Compensation Committee grants awards under the Company’s incentive equity plans as follows:

•	in the form of performance share units, which are performance-based and vest depending on a three-year return, to certain key employees;

•	in the form of restricted stock units, which are time-based and do not require satisfaction of performance-based goals, to certain key employees; and

•

in the form of stock appreciation rights, which are time-based and do not require satisfaction of performance-based goals, to a small number of key employees for whom a supplemental equity award is warranted (for example, in connection with their initial hiring by the Company).

The most recent awards to named executive officers under the 2004 Stock Awards Plan were made in fiscal 2007, and prior to fiscal 2010, no awards had been made to any employees, including the named executive officers, under the 2009 Long-Term Incentive Plan. Given that long-term incentives were not an ongoing element of our compensation package during fiscal years 2008 and 2009, the Compensation Committee recognized, and the survey data reviewed by the Compensation Committee in August 2009 confirmed, that the Company’s total direct compensation levels, referring to base salary plus target annual incentives and long-term incentives, were on average below the market median.

In March 2010, the Compensation Committee retained Frederic W. Cook & Co. to, among other matters, assist the Committee in designing appropriate long-term incentive awards. Prior to such grant, the Compensation Committee studied the potential dilutive impact of long-term incentive performance awards and determined that 1% would be the maximum level of aggregate dilution for fiscal 2010. Given the base salaries and long-term incentive target percentages for each of the key employees expected to participate in the awards, the Compensation Committee concluded that the aggregate value of the performance share units awarded in fiscal 2010 would be approximately $1.7 million. The Compensation Committee further determined that for purposes of determining the number of performance share units required to deliver the intended value, the shares awarded would be valued based on the average of the closing prices of our common stock for the five consecutive trading days ending on the grant date. As a final check, the Compensation Committee confirmed that the resulting number of performance share units issuable to deliver the intended value would be below the maximum level of dilution. On May 24, 2010, the Compensation Committee granted performance share unit awards to certain named executive officers and other key personnel of the Company. The performance share unit awards consisted of a target number of performance units, with each unit denominated in shares of common stock of the Company. The target number of performance units for each of the named executive officers that received an award was the number of shares having an aggregate market value equal to the named executive officer’s base salary times such individual’s long-term incentive target percentage. Payout on the performance share units granted in 2010 may be earned based on the Company’s average return on invested capital over a three-year performance period ending December 31, 2012, with actual payout ranging from 0% to 200% of the target award as follows:

	Threshold Performance	Target Performance	Maximum Performance
Average ROIC for calendar years during the Performance Period	9.0%	10.0%	11.0%
Percentage of Target Award Becoming Vested	50%	100%	200%

The percentage of the target award becoming vested between threshold performance and target performance, or between target performance and maximum performance, is determined by linear interpolation between the values listed in the table above. If the threshold performance condition is not satisfied, the percentage of the target award that becomes vested is 0%.

Given that long-term incentive awards had not been granted during fiscal years 2008 and 2009, the Compensation Committee believed that additional retention incentives were warranted for a small number of key employees in the form of a supplemental equity award. Therefore, the Compensation Committee determined that restricted stock units with an aggregate value of approximately $650,000 would be granted on May 24, 2010 as an additional retention incentive. The aggregate value was allocated among the individuals identified by the Compensation Committee as warranting a supplemental equity award, and the number of restricted stock units for each such individual was the number of shares having an aggregate market value, based on the average of the closing prices of our common stock for the five consecutive trading days ending on the grant date, equal to the intended value of the award. The 2010 restricted stock unit awards vest over a three-year period (assuming continued employment with the Company), with one-third (rounded down) of each such award vesting on each of January 1, 2011 and January 1, 2012, and the balance of each such award vesting on January 1, 2013, subject to the terms and conditions set forth in the applicable award agreement.

In an effort to develop more consistent equity granting practices, the Compensation Committee retained Towers Watson & Co. in January 2011 to, among other matters, assist the Committee in designing an appropriate long-term incentive program on an integrated basis considering annual grant guidelines, share ownership guidelines and overhang and annual share usage. Towers Watson completed an analysis of the Company’s aggregate equity utilization practices relative to the peer group listed above under the caption “— Role of Compensation Consultants,” excluding Kraton Performance Polymers, Inc. and Chemtura Corporation, and recommended a long-term incentive program combining certain long-term incentive vehicles and the appropriate mix of such awards.

Consistent with such recommendation, in May 2011, the Compensation Committee granted performance share unit awards and restricted stock unit awards to certain named executive officers and other key personnel of the Company pursuant to the Company’s 2009 Long-Term Incentive Plan and award agreements signed by each respective grantee. The performance share units and restricted stock units granted in May 2011 represented the initial grants of what the Committee expects to become an annual practice designed to balance retention and performance motivation given the Company’s strategy and business cyclicality.

The performance share awards consisted of a target number of performance share units, with each unit denominated in shares of common stock of the Company. Payout on the performance share units granted in 2011 may be earned based on the Company’s average return on invested capital over a three-year performance period ending December 31, 2013, with actual payout ranging from 0% to 200% of the target award as follows:

	Threshold Performance	Target Performance	Maximum Performance
Average ROIC for calendar years during the Performance Period	9.5%	11.5%	13.5%
Percentage of Target Award Becoming Vested	50%	100%	200%

The percentage of the target award becoming vested between threshold performance and target performance, or between target performance and maximum performance, is determined by linear interpolation between the values listed in the table above. If the threshold performance condition is not satisfied, the percentage of the target award that becomes vested is 0%.

The restricted stock unit awards vest on January 1, 2014 (assuming continued employment with the Company), subject to the terms and conditions set forth in the applicable award agreement.

In conjunction with the execution of the McDonnell employment agreement in March 2011 and the employment offer letter agreement with Mr. White in September 2011, the Compensation Committee granted stock appreciation rights to Messrs. McDonnell and White during the year ended December 31, 2011, which vest and are exercisable on January 1, 2014 and January 1, 2015, respectively (assuming continued employment with the Company), subject to the terms and conditions set forth in the applicable award agreement. Upon exercise, the stock appreciation rights will be paid in a number of shares of common stock of the Company equal to the excess of the fair market value of the Company’s common stock over the grant price of the stock appreciation rights exercised. The Compensation Committee believed that such equity-based incentive compensation was necessary to attract and retain these executives.

Special Recognition Awards

The Compensation Committee believes it is important to compensate management for performance results that create value for stockholders. Therefore, the Company utilizes special recognition awards from time to time, occasionally in connection with specific events or achievements, to reward strong performance. The Compensation Committee did not make any such awards to any of our named executive officers during the year ended December 31, 2011.

Retirement Benefits

We offer eligible employees a 401(k) tax-qualified, defined contribution plan to enable employees to save for retirement. All employees, including our named executive officers, are eligible to participate in our 401(k) plan and may elect to defer up to 25% of their pay on a pre-tax basis to contribute to the plan, subject to certain limitations under the Internal Revenue Code. We match our employee contributions up to the first 5% of their compensation at 100%. From time to time, we may elect to make additional discretionary contributions on behalf of eligible employees. During the year ended December 31, 2011, we made discretionary contributions of 3% of compensation on behalf of eligible employees, without regard to the employee contributions. The 401(k) plan year currently ends on December 31 of each year. Employee contributions, and our matching and discretionary contributions, vest immediately. We provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options.

Relocation Benefits

We believe that when we ask executives to relocate in connection with their employment with us, we should provide relocation assistance corresponding to their position in our organization. We have found that relocation assistance can play an important role in attracting qualified new hire executives. Messrs. McDonnell, Desdin and White were the only named executive officers to receive relocation benefits during the year ended December 31, 2011.

Health and Welfare Benefits

All full-time employees, including the named executive officers, may participate in our health and welfare programs, including medical, dental and vision coverage, reimbursement accounts, life and accidental death and dismemberment insurance, personal accident insurance, and long-term disability insurance. We also offer vacation and holiday pay to all of our employees including the named executive officers.

Severance Benefits

The Compensation Committee views severance benefits for our named executive officers as a necessary part of compensation to remain competitive in the market. We believe that severance protection for termination of employment plays a valuable role in attracting and retaining key executive officers.

Our severance benefits for Messrs. Shaver, McDonnell and Desdin are set forth in employment agreements, which are described in more detail under the caption “— Employment Agreements” above. Furthermore, on August 29, 2011, the Company and Mr. Batiz, our then Senior Vice President – Operations, entered into a Separation Agreement. The terms of such agreement are described in more detail under the caption “Executive Compensation — Potential Payments and Benefits upon Termination or Change of Control.”

The Company’s Executive Severance Plan, effective as of July 1, 2010, provides for specified payments and benefits to plan participants (who are not parties to individual employment agreements that provide for severance benefits) upon termination of employment as a result of severance-eligible events. Additional details concerning the amounts payable to the named executive officers relating to severance benefits, including those in connection with a change of control, are described in more detail under the caption “Executive Compensation — Potential Payments and Benefits upon Termination or Change of Control.”

Executive Perquisites

Our named executive officers receive some additional benefits, which we believe are commonly available within our industry. During the year ended December 31, 2011, they included:

•

reimbursement with tax gross-up of medical, dental, vision, long-term disability, accidental death and disability and critical care insurance premiums, which we refer to as our executive reimbursement program;

•

reimbursement of out-of-pocket expenses related to medical, prescription drug, vision and dental services for executive, spouse and dependents, pursuant to an arrangement we refer to as the ExecuCare flexible spending plan;

•	annual comprehensive health examinations;

•	short-term disability (full salary up to 26 weeks) to provide income replacement if the executive becomes unable to work;

•	worldwide medical assistance services for executives and their family members during travel away from home;

•	additional accidental death and dismemberment insurance coverage of $750,000;

•	critical illness insurance to provide compensation if the executive becomes critically ill;

•	cash payout of 401(k) matching contribution and discretionary contribution, if any, to the extent that the Company contribution to the plan is limited by Internal Revenue Code restrictions;

•	club membership reimbursement for Mr. Shaver, prorated based on Mr. Shaver’s retirement as President and Chief Executive Officer of the Company effective as of March 22, 2011; and

•	company car and reimbursement of fuel, maintenance and insurance costs for Mr. Batiz.

Other Important Compensation Matters

Compensation Practices Relating to Risk Management

Our compensation programs are discretionary, balanced and focused on the long term. Under this structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. Objectives and goals reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. With limited exceptions, the Compensation Committee retains a significant amount of discretion to adjust compensation for quality of performance and adherence to Company values. Accordingly, we believe that our compensation policies and practices support our risk management objectives.

Executive Stock Ownership and Retention Guidelines

In February 2011, the Compensation Committee approved executive stock ownership and retention guidelines. All of our executive officers are subject to such guidelines, which are intended to align the interests of our officers and stockholders. The stock ownership guidelines are as follows:

• Tier 1	President and Chief Executive Officer — six times base annual salary;

• Tier 2	Senior Vice Presidents and direct reports to the Chief Executive Officer — three times base annual salary; and

• Tier 3	Vice Presidents (other than direct reports to the Chief Executive Officer) — one times base annual salary.

Officers have five years from the date that a particular tier of the guidelines applies to such officer to achieve the designated stock ownership level. Officers who have not reached the required level of stock ownership are expected to hold shares received on vesting or earn-out of restricted stock, restricted stock units or performance shares units (net of shares for taxes), and shares received on exercise of stock options (net of shares tendered or withheld for payment of exercise price and shares for taxes), so that they meet their requirement in a timely manner. In addition, once the guidelines have been satisfied by a particular officer, those officers subject to (i) Tier 1 and Tier 2 of the guidelines must retain 50%, and (ii) Tier 3 of the guidelines must retain 33%, of shares received on vesting or earn-out of restricted stock, restricted stock units or performance share (net of shares for taxes), and shares received on exercise of stock options (net of shares tendered or withheld for payment of exercise price and shares for taxes).

Recoupment policy

The Company has a policy concerning recoupment (“clawback”) of executive bonuses and equity compensation. Under the policy, if the Company’s consolidated financial statements are required to be restated and the Compensation Committee determines that any fraud, negligence or intentional misconduct by an executive officer was a significant contributing factor to such restatement, then the Compensation Committee may take such action as it deems necessary to remedy the misconduct. Such action may include (a) the repayment in cash of any cash previously delivered in settlement of any bonus paid to such officer and (b) the cancellation of shares and repayment (in cash or by transfer of common stock) of any common stock (or cash) previously delivered in settlement of the shares. All determinations by the Compensation Committee with respect to this policy are final and binding on all interested parties. The clawback applies to all equity awards made under the 2009 Long-Term Incentive Plan, and to all executive bonuses awarded on or after January 1, 2011.

Policy Regarding Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deduction allowable to us for compensation paid to the Chief Executive Officer and each of the other top three highest compensated executive officers in any year to $1 million. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The Compensation Committee’s intent is to design compensation awards that will be deductible without limitation, where doing so will further the purposes of our executive compensation program. Therefore, we generally seek to structure annual incentive awards and long-term incentive awards to qualify as performance-based compensation. The Compensation Committee will, however, take into consideration the various other factors described in this Compensation Discussion and Analysis, together with Section 162(m) considerations, in making executive compensation decisions. As a result, the Compensation Committee could, in certain circumstances, approve and authorize compensation that is not fully tax deductible.

Policy Regarding Repricing of Equity Awards

The 2009 Long-Term Incentive Plan prohibits the repricing, replacing, regranting through cancellation or modifying of stock options and stock appreciation rights without stockholder approval if the effect would be to reduce the grant price for the shares underlying such award.

Policy Regarding Insider Trading

Our Insider Trading Policy prohibits all employees, directors and certain of their family members from purchasing or selling any type of security, whether the issuer of that security is our Company or any other company with which we conduct business, while aware of material, non-public information relating to the issuer of the security, and from providing such material, non-public information to any person who may trade while aware of such information. We also have procedures that require trades by executive officers, directors and certain other employees to be pre-cleared by the General Counsel.

COMPENSATION COMMITTEE REPORT

Our executive compensation program is administered and reviewed by the Compensation Committee, which currently consists of Messrs. Strong (Chairman) and Nodland and Ms. Johnson, all of whom are independent directors as defined in the qualification rules and listing standards of The Nasdaq Stock Market. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Jeffrey A. Strong, Chairman

K’Lynne Johnson

Jeffrey M. Nodland

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to our named executive officers for the year ended December 31, 2011, the six-month transition period ended December 31, 2010, fiscal 2010 and fiscal 2009:

Name and Principal Position	Period [1]	Salary	Bonus [2]	Stock Awards [3]	Option Awards [4]	Non-Equity Incentive Plan Comp. [5]	All Other Comp. [6]	Total
Charles W. Shaver [1]	2011	$162,500	$—	$—	$—	$158,275	$528,811	$849,586
Past President and Chief Executive Officer	6 MO 2010	$325,000	$—	$—	$—	$315,251	$18,948	$659,199
	FY2010	$650,000	$—	$—	$—	$598,650	$477,658	$1,726,308
	FY2009	$650,000	$—	$—	$—	$422,500	$475,994	$1,548,494

Michael T. McDonnell [1]	2011	$527,019	$—	$1,410,924	$1,289,752	$576,282	$355,284	$4,159,261
President and Chief Executive Officer	6 MO 2010	$—	$—	$—	$—	$—	$—	$—
	FY2010	$—	$—	$—	$—	$—	$—	$—
	FY2009	$—	$—	$—	$—	$—	$—	$—

Miguel A. Desdin [1] [2]	2011	$393,750	$50,000	$254,602	$—	$219,450	$493,462	$1,411,264
Senior Vice President and Chief Financial Officer	6 MO 2010	$187,500	$—	$—	$—	$94,594	$96,666	$378,760
	FY2010	$31,250	$50,000	$234,460	$—	$—	$1,332	$317,042
	FY2009	$—	$—	$—	$—	$—	$—	$—

Russell T. Crockett	2011	$384,025	$—	$391,670	$—	$255,990	$41,717	$1,073,402
Senior Vice President – Commercial	6 MO 2010	$187,775	$—	$—	$—	$121,257	$17,781	$326,813
	FY2010	$367,500	$50,000	$494,693	$—	$225,108	$38,944	$1,176,245
	FY2009	$300,000	$125,000	$—	$—	$152,100	$20,994	$598,094

Luis E. Batiz	2011	$327,500	$—	$210,038	$—	$191,108	$62,584	$791,230
Past Senior Vice President – Operations	6 MO 2010	$157,500	$—	$—	$—	$84,166	$21,647	$263,313
	FY2010	$303,313	$65,000	$332,909	$—	$160,270	$39,189	$900,681
	FY2009	$281,188	$52,192	$—	$—	$92,056	$41,316	$466,752

Michael S. White [1]	2011	$73,051	$—	$252,392	$250,000	$51,156	$769,907	$1,396,506
Senior Vice President – Operations	6 MO 2010	$—	$—	$—	$—	$—	$—	$—
	FY2010	$—	$—	$—	$—	$—	$—	$—
	FY2009	$—	$—	$—	$—	$—	$—	$—

Shelly S. Heuser [1] [2]	2011	$247,500	$40,000	$171,354	$—	$120,705	$36,461	$616,020
Vice President – Supply Chain	6 MO 2010	$120,000	$40,000	$—	$—	$54,347	$17,681	$232,028
	FY2010	$25,538	$40,000	$89,040	$—	$—	$555	$155,133
	FY2009	$—	$—	$—	$—	$—	$—	$—

Notes to Summary Compensation Table:

[1]	The 2011 amounts include salary earned for the full 12 months ending December 31, 2011, with the exception of Mr. Shaver, who retired in March 2011, Mr. McDonnell, who started in March 2011 and Mr. White, who started in October 2011. 6MO 2010 refers to the six month transition period from July 1, 2010 through December 31, 2010 resulting from a change in our fiscal year end from June 30 to December 31, with the change to the calendar year reporting cycle beginning January 1, 2011. The FY2010 and FY2009 amounts include salary earned for the full 12 months for fiscal 2010 and fiscal 2009, with the exception of Ms. Heuser, who started in May 2010 and Mr. Desdin, who started in June 2010.
[2]	Amounts reported as “Bonus” represent discretionary bonuses awarded by the Compensation Committee in addition to the amount earned under the senior management incentive plan, except with respect to the payments to (i) Ms. Heuser in 2011, the six-month transition period ended December 31, 2010 and fiscal 2010, which represent a retention bonus pursuant to the employment offer letter agreement with Ms. Heuser and (ii) Mr. Desdin in 2011 and fiscal 2010, which represent a retention bonus pursuant to the Desdin employment agreement.

[3]	The amounts shown under “Stock Awards” reflect the aggregate grant date fair value for restricted stock units and performance share awards granted during the applicable period, calculated in accordance with FASB ASC Topic 718. The value ultimately realized by the executive upon the actual vesting of the award(s) may not be equal to this determined value. The grant date fair value of the performance share awards reported in the table is based on the probable outcome of the performance conditions as of the grant date. For a discussion of valuation assumptions used in determining the fair market value of grants, see Notes C and N of the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2011. Payout on the 2011 performance share units and fiscal 2010 performance share units may be earned based on the Company’s average return on invested capital over a three-year performance period ending December 31, 2013 and December 31, 2012, respectively, with actual payout ranging from 0% to 200% of the target award. The 2011 restricted stock unit awards become fully vested on January 1, 2014 (or January 1, 2015 with respect to Mr. White) (assuming continued employment), subject to the terms and conditions of the applicable restricted stock unit award agreement. The fiscal 2010 restricted stock unit awards vest over a three-year period (assuming continued employment), with one-third (rounded down) of each such award vesting on each of January 1, 2011 and January 1, 2012, and the balance vesting on January 1, 2013, subject to the terms and conditions of the applicable restricted stock unit award agreement. The aggregate values of the restricted stock units and performance share awards as of the May 23, 2011 grant date, assuming the highest level of performance criteria will be satisfied, are $1,123,549 for Mr. McDonnell, $432,819 for Mr. Desdin; $665,843 for Mr. Crockett; $357,069 for Mr. Batiz; and $257,030 for Ms. Heuser. The aggregate value of the restricted stock units as of the March 25, 2011 grant date with respect to Mr. McDonnell is $750,009 and as of the October 24, 2011 grant date with respect to Mr. White is $252,392. The aggregate values of the restricted stock units and performance share awards as of the May 24, 2010 grant date (or the June 1, 2010 grant date, with respect only to Mr. Desdin), assuming the highest level of performance criteria will be satisfied, are $468,920 for Mr. Desdin; $989,386 for Mr. Crockett; $501,598 for Mr. Batiz; and $178,080 for Ms. Heuser. No stock awards were granted to any of our named executive officers in either the six-month transition period ended December 31, 2010 or in fiscal 2009.
[4]	The amounts shown under “Option Awards” reflect the aggregate grant date fair value of stock appreciation rights granted during the applicable period, calculated in accordance with FASB ASC Topic 718. The value ultimately realized by the executive upon the actual exercise of the award(s) may not be equal to this determined value. For a discussion of valuation assumptions used in determining the fair market value of grants, see Notes C and N of the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2011. The stock appreciation rights awards vest and are exercisable on January 1, 2014 (or January 1, 2015 with respect to Mr. White) (assuming continued employment), subject to the terms and conditions of the applicable stock appreciation rights agreement. No option awards or stock appreciation rights were granted to any of our named executive officers in the six-month transition period ended December 31, 2010, fiscal 2010 or fiscal 2009.
[5]	The amounts shown under “Non-Equity Incentive Plan Compensation” reflect cash amounts awarded under the senior management incentive plan approved by the Compensation Committee. The 2011 incentive bonuses were paid in March 2012 based on Company and/or individual performance, as applicable, in the year ended December 31, 2011.
[6]	The amounts reflected under “All Other Compensation” for the year ended December 31, 2011 are identified in the All Other Compensation Table below. The fiscal 2010 and fiscal 2009 amounts include “Make-Whole” payments equal to the difference between the initial $9.34 exercise price and the higher repriced $14.25 exercise price of options granted on January 24, 2005, paid as such options vested, to effect an April 2006 repricing so that the exercise price of such options reflected the fair market value as of the grant date.

All Other Compensation Table

The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table for the year ended December 31, 2011:

Name	Executive Reimbursement Program [1]	ExecuCare Flexible Spending Plan [2]	401(k) Plan Matching Contributions	Discretionary 401(k) Plan Contributions [3]	Life Insurance Premiums	Other [4]	Total
Shaver	$2,734	$2,743	$8,125	$9,750	$450	$505,009	$528,811
McDonnell	$6,905	$1,878	$10,594	$10,748	$1,425	$323,734	$355,284
Desdin	$9,017	$10,423	$12,208	$11,625	$1,440	$448,749	$493,462
Crockett	$10,158	$6,946	$11,040	$11,492	$1,386	$695	$41,717
Batiz	$5,835	$2,194	$11,875	$9,750	$1,188	$31,742	$62,584
White	$971	$63	$2,406	$—	$289	$766,178	$769,907
Heuser	$9,336	$6,821	$11,854	$7,350	$900	$200	$36,461

Notes to All Other Compensation Table:

[1]	Amounts reflected in the “Executive Reimbursement Program” column represent reimbursement with tax gross-up of medical, dental, vision, long-term disability, accidental death and dismemberment, and critical care insurance premiums.
[2]	Amounts reflected in the “ExecuCare Flexible Spending Plan” column represent reimbursement of out-of-pocket expenses related to medical, prescription drug, dental and vision services for the named executive officers and their spouses and dependents pursuant to a Company-funded flexible spending plan and the associated premiums for such plan.
[3]	Amounts reflected in the “Discretionary 401(k) Plan Contribution” column represent additional discretionary contributions to the 401(k) plan plus cash payouts of matching contributions and discretionary contributions to the extent plan contributions were limited by Internal Revenue Code rules.
[4]	Amounts reflected in the “Other” column consist of (i) club membership reimbursement of $953 for Mr. Shaver; (ii) salary continuation of $487,500, health and dental coverage of $6,503 and accrued vacation pay of $10,000, respectively, for Mr. Shaver; and accrued vacation pay of $19,038 for Mr. Batiz; (iii) relocation costs of $323,584 for Mr. McDonnell; relocation costs of $448,549 for Mr. Desdin and relocation costs of $766,145 for Mr. White; (iv) costs associated with a company car provided to Mr. Batiz in the amount of $12,504; (v) an annual physical of $495 for Mr. Crockett; and (vi) service tenure credits related to medical, prescription drug, vision and dental coverage in the amount of $53 for Mr. Shaver, $150 for Mr. McDonnell, $200 each for Messrs. Desdin, Crockett and Batiz and Ms. Heuser, and $33 for Mr. White, respectively.

Grants of Plan-Based Awards

The following table sets forth information concerning annual incentive awards, stock options, stock appreciation rights, restricted stock units and performance share units granted during the year ended December 31, 2011 to each of the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards: Number of Shares of Stock or Units(#) [3]	All Other Option Awards: Number of Securities Underlying Options (#) [4]	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) [5]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Shaver	—	$71,233	$142,466	$284,932	—	—	—	—	—	—	$—
McDonnell	—	$263,527	$527,055	$1,054,110	—	—	—	—	—	—	$—
	03/25/2011	$—	$—	$—	—	—	—	—	80,000	$28.55	$1,289,752
	03/25/2011	$—	$—	$—	—	—	—	26,270	—	—	$750,009
	05/23/2011	$—	$—	$—	6,572	13,143	26,286	—	—	—	$462,634
	05/23/2011	$—	$—	$—	—	—	—	5,633	—	—	$198,282
Desdin	—	$100,000	$200,000	$400,000	—	—	—	—	—	—	$—
	05/23/2011	$—	$—	$—	2,532	5,063	10,126	—	—	—	$178,218
	05/23/2011	$—	$—	$—	—	—	—	2,170	—	—	$76,384
Crockett	—	$93,844	$250,250	$437,938	—	—	—	—	—	—	$—
	05/23/2011	$—	$—	$—	3,895	7,789	15,578	—	—	—	$274,173
	05/23/2011	$—	$—	$—	—	—	—	3,338	—	—	$117,498
Batiz	—	$68,063	$181,500	$317,625	—	—	—	—	—	—	$—
	05/23/2011	$—	$—	$—	2,089	4,177	8,354	—	—	—	$147,030
	05/23/2011	$—	$—	$—	—	—	—	1,790	—	—	$63,008
White	—	$23,654	$47,308	$94,615	—	—	—	—	—	—	$—
	10/24/2011	$—	$—	$—	—	—	—	—	23,774	$20.31	$250,000
	10/24/2011	$—	$—	$—	—	—	—	12,427	—	—	$252,392
Heuser	—	$42,188	$112,500	$196,875	—	—	—	—	—	—	$—
	05/23/2011	$—	$—	$—	1,217	2,434	4,868	—	—	—	$85,677
	05/23/2011	$—	$—	$—	—	—	—	2,434	—	—	$85,677

Notes to Grants of Plan-Based Awards Table:

[1]	Amounts reflect estimated cash payouts that could be earned under the Company’s senior management incentive plan based on 2011 base salary rates. Actual payouts under the senior management incentive plan were determined in February 2012 and are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” The threshold value represents the lowest earned amount based on the payout scale described on page 31, although the minimum payout is zero.
[2]	Amounts reflect the estimated future payout under the performance share awards granted in 2011. Shares underlying the performance share units may vest based on the Company’s return on invested capital over a three-year performance period ending December 31, 2013, with actual payout ranging from 0% to 200% of the target award. The threshold value represents the lowest earned amount based on the payout scale described on page 35, although the minimum payout is zero.
[3]	Reflects the number of restricted stock units awarded in 2011. The restricted stock unit awards vest on January 1, 2014 (or January 1, 2015 with respect to Mr. White) (assuming continued employment), subject to the terms and conditions of the applicable restricted stock unit award agreement. Holders of unvested restricted stock units do not have voting or dividend rights.
[4]	Reflects the number of stock appreciation rights awarded in 2011. The stock appreciation rights awards vest and are exercisable on January 1, 2014 (or January 1, 2015 with respect to Mr. White) (assuming continued employment), subject to the terms and conditions of the applicable stock appreciation rights agreement. Holders of stock appreciation rights do not have voting or dividend rights.
[5]	Amounts reflect the aggregate grant date fair value for stock appreciation rights, performance share awards and restricted stock units granted during the fiscal year, calculated in accordance with FASB ASC Topic 718. The value ultimately realized by the executive upon the actual vesting or exercise of the award(s) may not be equal to this determined value. For a discussion of valuation assumptions, see Notes C and N of the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2011.

Outstanding Equity Awards at December 31, 2011

The following table reflects outstanding stock appreciation rights as of December 31, 2011 for each of the named executive officers. The table also reflects unvested restricted stock and unearned performance share units held by each of the named executive officers, assuming a market value of $23.33 per share, the closing price of the Company’s common stock on December 30, 2011.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable [1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) [2]	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) [3]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Shaver	—	—	—	—	—	—	—
McDonnell	80,000	$28.55	3/25/2016	—	—	—	—
	—	—	—	31,903	$744,297	—	—
	—	—	—	—	—	6,572	$153,325
Desdin	—	—	—	2,170	$50,626	—	—
	—	—	—	—	—	9,100	$212,303
Crockett	—	—	—	3,338	$77,876	—	—
	—	—	—	—	—	18,618	$434,358
Batiz	—	—	—	10,694	$249,491	—	—
	—	—	—	—	—	7,110	$165,876
White	23,774	$20.31	10/24/2016	—	—	—	—
	—	—	—	12,427	$289,922	—	—
Heuser	—	—	—	2,434	$56,785	—	—
	—	—	—	—	—	3,867	$90,217

Notes to Outstanding Equity Awards at Fiscal Year-End Table:

[1]	Reflects the number of stock appreciation rights awarded in 2011. The stock appreciation rights awards vest and are exercisable on January 1, 2014 (or January 1, 2015 with respect to Mr. White) (assuming continued employment), subject to the terms and conditions of the applicable stock appreciation rights agreement.
[2]	The 2011 restricted stock unit awards vest on January 1, 2014 (or January 1, 2015 with respect to Mr. White) (assuming continued employment), subject to the terms and conditions of the applicable restricted stock unit award agreement. The fiscal 2010 restricted stock unit awards vest over a three-year period (assuming continued employment), with one-third (rounded down) of each such award vesting on each of January 1, 2011 and January 1, 2012, and the balance vesting on January 1, 2013, subject to the terms and conditions of the applicable restricted stock unit award agreement.
[3]	The number of shares underlying performance share units reported is based on achieving threshold performance goals. Shares underlying the 2011 performance share units and fiscal 2010 performance share units may vest based on the Company’s return on invested capital over a three-year performance period ending December 31, 2013 and December 31, 2012, respectively, with actual payout ranging from 0% to 200% of the target award.

Option Exercises and Stock Vested in Fiscal 2011

The following table reflects certain information regarding the exercise of options and the vesting of stock awards by each of our named executive officers during the year ended December 31, 2011.

Stock Awards
Name	Number of Shares Acquired on Vesting (#) [1]	Value Realized on Vesting ($)
Shaver	—	$—
McDonnell	—	$—
Desdin	—	$—
Crockett	—	$—
Batiz	3,258	$98,783
White	—	$—
Heuser	—	$—

Notes to Option Exercises and Stock Vested Table:

[1]	Shares acquired on vesting include shares of restricted stock that vested on January 1, 2011. The closing market price of our stock on December 31, 2010 was $30.32 per share.

Pension Benefits

There were no pension benefits provided to any named executive officers during the year ended December 31, 2011. There were no nonqualified defined contribution or other nonqualified deferred compensation plans provided to any named executive officers during the year ended December 31, 2011.

Potential Payments and Benefits Upon Termination or Change of Control

We have entered into certain agreements and maintain certain plans, as described below, that require us to provide specified payments and benefits upon termination of a named executive officer’s employment under various circumstances. The severance benefits for our Chief Executive Officer and Chief Financial Officer are set forth in employment agreements, which are described in more detail under the caption “Employment Agreements.” On June 29, 2010, the Compensation Committee adopted the Executive Severance Plan, effective as of July 1, 2010, providing for specified payments and benefits to plan participants (who are not parties to individual employment agreements that provide for severance benefits) upon termination of employment as a result of severance eligible events.

Shaver Employment Agreement

Mr. Shaver retired as President and Chief Executive Officer of the Company and a member of the Board of Directors on March 22, 2011. Pursuant to the terms of the Shaver employment agreement, Mr. Shaver was entitled to (1) payment of accrued but unpaid base salary and accrued vacation, (2) continued payment of his base salary from the date of termination through December 31, 2012, subject to delay for compliance with Section 409A of the Internal Revenue Code, and (3) continued coverage in our medical and dental plans through December 31, 2012.

In order to receive any of the payments and benefits under the Shaver employment agreement after Mr. Shaver’s retirement or other termination of employment, Mr. Shaver was required to sign a release of claims against us. The Shaver employment agreement provides that Mr. Shaver will not compete with us, will not solicit our customers or divert our business opportunities, and will not solicit our employees. The non-competition and non-solicitation covenants continue to apply through March 2013. The Shaver employment agreement provides that Mr. Shaver will not disclose our confidential information. We and Mr. Shaver mutually agree not to disparage the other party.

McDonnell Employment Agreement

Mr. McDonnell was appointed President and Chief Executive Officer of the Company and a member of the Board of Directors on March 22, 2011. The McDonnell employment agreement describes the circumstances under which Mr. McDonnell’s employment may be terminated and specifies the amounts we would be obligated to pay upon termination of his employment under such circumstances. Specifically, if Mr. McDonnell’s employment is terminated during the employment term by us without cause, by Mr. McDonnell with good reason (in each case as defined in the McDonnell employment agreement) or if his employment terminates at the end of the initial term or a one-year renewal term due to notice of non-renewal delivered by us, he will be entitled to receive as severance compensation continued base salary payments monthly for 12 months (18 months if the termination is prior to December 31, 2012), a pro-rated annual incentive bonus based on actual achievement of the applicable performance goals, monthly payments equal to the cost of COBRA continuation coverage with respect to our medical and dental insurance coverage benefits for a period of 12 months (18 months if the termination is prior to December 31, 2012) following termination of employment, and his initial long-term incentive awards will be vested pro-rata based on his actual months of employment during the period from March 22, 2011 through January 1, 2014. If Mr. McDonnell’s employment is terminated by us without cause, by Mr. McDonnell with good reason or if his employment terminates at the end of the initial term or a one-year renewal term due to notice of non-renewal delivered by us, any of which occurs within the period beginning four months before and ending one year after a change of control (as defined in the McDonnell employment agreement), he will be entitled to receive as severance compensation continued base salary payments monthly for 18 months (24 months if the change of control occurs on or before December 31, 2012), a lump sum payment of one and one half times (two times if the change of control occurs on or before December 31, 2012) his target annual incentive bonus for the calendar year in which the termination occurs, monthly payments equal to the cost of COBRA continuation coverage with respect to our medical and dental insurance coverage benefits for a period of 18 months (24 months if the change of control occurs on or before December 31, 2012) following termination of employment, and full vesting of his initial long-term incentive awards. Mr. McDonnell has agreed not to compete with our business, not to solicit customers and not to solicit employees during his employment and for a period of 12 months following termination of employment.

Desdin Employment Agreement

The Desdin employment agreement describes the circumstances under which Mr. Desdin’s employment may be terminated and specifies the amounts the Company would be obligated to pay upon termination of his employment under such circumstances. Specifically, if Mr. Desdin’s employment is terminated during the employment term by the Company without cause or by Mr. Desdin with good reason (in each case as defined in the Desdin employment agreement), he will be entitled to receive severance compensation in an amount equal to 12 months’ base salary, as well as continued medical and dental insurance coverage benefits for a period of 12 months following termination of employment. If Mr. Desdin’s employment is terminated by the Company without cause or by Mr. Desdin with good reason within 90 days following a change of control (as defined in the Desdin employment agreement), he will be entitled to receive severance compensation in an amount equal to 12 months’ base salary, as well as continued medical and dental insurance coverage benefits for a period of 12 months following termination of employment, except that the 12-month periods for base salary and insurance benefits would have been 18 months if the change of control occurred on or before June 1, 2011. Mr. Desdin has agreed not to compete with the Company’s business, not to solicit customers and not to solicit employees during his employment and for a period of 12 months following termination of employment.

Batiz Separation Agreement

On August 29, 2011, the Company and Mr. Batiz, our then Senior Vice President — Operations, mutually agreed that Mr. Batiz would retire effective January 1, 2012. Mr. Batiz’s retirement was considered a “Qualifying Termination” under the Company’s Executive Severance Plan, and he is eligible for Tier 1 severance and welfare benefits pursuant to the terms of the Executive Severance Plan, which is described in more detail below under the caption “— Executive Severance Plan.” In addition, pursuant to the terms of a Separation Agreement dated as of August 29, 2011 between the Company and Mr. Batiz, Mr. Batiz received an annual incentive bonus with respect to the 2011 calendar year in an amount as determined by the Company.

Equity Plans and Award Agreements

As permitted by the 2004 Stock Award Plan, the award agreements applicable to equity awards granted pursuant to the 2004 Stock Award Plan specifically provide for the vesting of all outstanding options upon a change of control, and for the lapse of all restrictions on restricted stock awards upon the occurrence of a change of control or upon termination of service due to death or disability.

As permitted by the 2009 Long-Term Incentive Plan, the award agreements applicable to restricted stock units, performance share units and stock appreciation rights granted to key employees of the Company pursuant to the 2009 Long-Term Incentive Plan provide that unvested restricted stock units, unvested performance share units and unvested stock appreciation rights will be forfeited upon termination of employment, regardless of the circumstances of termination or of the proportion of the vesting or performance period that has elapsed, except as follows:

•

Restricted Stock Units. Upon death or disability of the grantee while employed by the Company, unvested restricted stock units will vest immediately. In the event of a change of control, to the extent the successor company does not assume or substitute for the restricted stock units on substantially the same terms and conditions, all such unvested restricted stock units shall vest immediately if the grantee is employed by the Company on the date of the occurrence of the change of control. In the event of a change of control, to the extent the successor company does assume or substitute for the restricted stock units on substantially the same terms and conditions, and within 24 months thereafter, the grantee’s employment is terminated by the employer without cause or by the grantee with good reason (each as defined in the award agreement), all such unvested restricted stock units shall vest immediately.

•

Performance Share Awards. Upon death or disability of the grantee while employed by the Company, unvested performance share units will vest, if the death or disability occurs after 50% of the performance period has expired, at the target rate as if the performance goal has been achieved, adjusted proportionately to reflect the portion of the performance period elapsed prior to the death or disability. Upon the occurrence of a change of control on or before December 31 of the grant date calendar year, performance awards will vest covering the target number of shares, adjusted proportionately to reflect the portion of the performance period elapsed prior to the change of control. Upon the occurrence of a change of control after December 31 of the grant date calendar year, performance share unit awards will vest covering the number of shares earned based on the extent to which the performance goal has been achieved as of December 31 of the prior calendar year, adjusted proportionately to reflect the portion of the performance period elapsed prior to the change of control.

•

Stock Appreciation Rights. With respect to Mr. McDonnell’s stock appreciation rights, if Mr. McDonnell’s employment is terminated prior to January 1, 2014 (or during any one-year renewal term) by the Company without cause, by Mr. McDonnell with good reason (in each case as defined in the McDonnell employment agreement) or if his employment terminates at the end of the initial term or a one-year renewal term due to notice of non-renewal delivered by us, then the stock appreciation rights shall vest on a pro rata basis determined by multiplying the total number of stock appreciation rights subject to the stock appreciation rights agreement by a fraction, the numerator of which shall be the number of months between March 22, 2011 and Mr. McDonnell’s date of termination (as defined in the McDonnell employment agreement) and the denominator of which shall be 33, and Mr. McDonnell may exercise such vested stock appreciation rights at any time during the period of one year following the date of termination. If, prior to January 1, 2014, Mr. McDonnell’s employment is terminated by the Company without cause, by Mr. McDonnell with good reason or if his employment terminates at the end of the initial term or a one-year renewal term due to notice of non-renewal delivered by us, the date of termination for any of which occurs prior to January 1, 2014 and within one year of a change of control (as defined in the McDonnell employment agreement), then the stock appreciation rights shall vest in full on the date of termination, and Mr. McDonnell may exercise such vested stock appreciation rights at any time during the period of one year following the date of termination. If Mr. McDonnell’s employment with the Company is terminated by the Company with Cause, the stock appreciation rights shall expire on the date of termination. If Mr. McDonnell’s employment with the Company is terminated after January 1, 2014 for any reason other than by the Company with cause, to the extent not previously exercised, Mr. McDonnell may exercise the vested stock appreciation rights at any time during the period beginning on the date of termination and ending on the first to occur of (i) the date that is one year after the date of termination or (ii) the date that is the fifth anniversary of the grant date.

With respect to Mr. White’s stock appreciation rights, in the event of Mr. White’s death or disability (as defined in the stock appreciation rights agreement) while employed by the Company, all unvested stock appreciation rights will vest immediately and may be exercised at any time during the period of one year following the date of death or disability, as applicable. In the event of a change in control, to the extent the successor company does not assume or substitute for the stock appreciation rights on substantially the same terms and conditions, all of such stock appreciation rights shall be immediately vested in full, provided Mr. White is employed by the Company on the date of the occurrence of a change in control. In the event of a change in control, to the extent the successor company does assume or substitute for the stock appreciation rights on substantially the same terms and conditions and within 24 months thereafter Mr. White’s employment is terminated by the Company without cause or by Mr. White for good reason (in each case as defined in the stock appreciation rights agreement), all of such stock appreciation rights shall be immediately vested, and Mr. White may exercise such vested stock appreciation rights at any time during the period beginning on the date of Mr. White’s termination of employment and ending on the first to occur of (i) the date that is one year after the date of Mr. White’s termination of employment or (ii) the date that is the fifth anniversary of the grant date. If Mr. White’s employment is terminated by the Company with cause, the stock appreciation rights shall expire on the date of Mr. White’s termination of employment. If Mr. White’s employment with the Company is terminated after any of the stock appreciation rights have vested for any reason other than by the Company with cause, to the extent not previously exercised, Mr. White may exercise the vested stock appreciation rights at any time during the period beginning on the date of Mr. White’s termination of employment and ending on the first to occur of (i) the date that is one year after the date of Mr. White’s termination of employment or (ii) the date that is the fifth anniversary of the grant date.

Executive Severance Plan

On June 29, 2010, the Compensation Committee of the Board adopted the TPC Group Inc. Executive Severance Plan, effective as of July 1, 2010, providing for specified payments and benefits to plan participants upon termination of employment as a result of severance eligible events. The participants in the plan are the executive officers and other key employees of the Company and its affiliates who (i) are not parties to individual employment agreements that provide for severance benefits, and (ii) are designated as participants by the Compensation Committee by written notice to such individual. The severance multiple and the change of control severance multiple for plan benefits is twelve months for individuals designated as Tier 1 participants and six months for individuals designated as Tier 2 participants. As of April 1, 2012, six individuals, including three named executive officers, had been designated as Tier 1 participants under the Executive Severance Plan and one individual had been designated as a Tier 2 participant under the Executive Severance Plan.

The Executive Severance Plan provides for payments and benefits to participants as follows:

•

Termination by the participant without good reason (as defined in the plan), termination by the Company for cause (as defined in the plan), or termination for disability (as defined in the plan) or by reason of death — the participant is entitled to (i) base salary earned through the date of termination, (ii) incentive compensation earned but unpaid, provided the termination is not by the participant for any reason or by the Company for cause, and (iii) accrued but unpaid vacation (collectively the “Accrued Obligations”);

•

Termination by the Company without cause (as defined in the plan) or termination by the participant with good reason (as defined in the plan) not associated with a change of control — the participant is entitled to the Accrued Obligations, continuation of base salary for six or twelve months, as applicable, and at the Company’s option, either a lump sum payment equal to the cost of COBRA continuation under the Company’s medical and dental plans or continued participation in the Company’s medical and dental plans, in either case, for six or twelve months, as applicable; or

•

Termination by the Company without cause (as defined in the plan) or termination by the participant with good reason (as defined in the plan) immediately preceding or during the 12-month period following a change of control (as defined in the plan) — the participant is entitled to the Accrued Obligations, a lump sum payment in an amount equal to the participant’s base salary for six or twelve months, as applicable, and at the Company’s option, either a lump sum payment equal to the cost of COBRA continuation under the Company’s medical and dental plans or continued participation in the Company’s medical and dental plans, in either case, for six or twelve months, as applicable.

A participant is entitled to benefits and payments under the Executive Severance Plan (other than the Accrued Obligations) only upon the participant’s timely execution of a release and the participant’s compliance with confidentiality, non-competition, non-solicitation and non-disparagement obligations. Certain payments and benefits payable in connection with a change of control (as defined in the plan) are subject to reduction to the extent necessary to avoid triggering excise tax. Payments and benefits under the plan that constitute “deferred compensation” to a participant who is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code shall be accumulated through and paid six months following the termination date.

Summary

The tables below reflect the estimated potential payments we would have been required to make to each of our named executive officers, other than Messrs. Shaver and Batiz, under various scenarios involving termination of the named executive officer’s employment, including following a change of control. Except with respect to Messrs. Shaver and Batiz, the amounts shown assume that the applicable termination event took place on December 31, 2011. The price per share used to calculate the value of the equity-based amounts in the tables below is the closing price of our common stock on December 30, 2011, the last business day of the fiscal year, of $23.33 per share. The actual amounts to be paid out can only be determined at the time of the officer’s separation from us. Currently no named executive officers are eligible for retirement. Actual payments and estimated benefits are shown for Messrs. Shaver and Batiz in connection with their respective retirements from the Company.

Note that the 2009 Long-Term Incentive Plan does allow the Compensation Committee to accelerate the vesting of awards at its discretion for death, disability, retirement, voluntary termination for good reason, involuntary termination not-for-cause, voluntary termination and involuntary termination for cause. Also note that the 2009 Long-Term Incentive Plan provides a limitation on accelerated vesting and exercisability of unmatured awards to the extent necessary to avoid the imposition of Internal Revenue Code Section 4999 excise taxes, unless there are contrary provisions in the award agreement or in any other agreement we have with the named executive officer.

	Voluntary Termination / For Cause Termination	Involuntary Not for Cause Termination [1]	Termination for Good Reason [1]	Termination due to Change of Control [2]	Death [3]	Disability
Michael T. McDonnell

Compensation:
Base Salary [8]	$—	$1,012,500	$1,012,500	$1,350,000	$—	$—
Bonus [9]	—	576,282	576,282	1,350,000	—	—
Unvested and Accelerated Equity:
Restricted Stock Units (2009 Plan) [4]	—	167,149	167,149	744,297	744,297	744,297
Performance Share Units (2009 Plan) [5]	—	—	—	102,209	—	—
Stock Appreciation Rights (2009 Plan) [7]	—	—	—	—	—	—
Benefits and Perquisites:
Health and Dental Coverage [6]	—	31,183	31,183	41,577	—	—
Life Insurance Proceeds	—	—	—	—	1,000,000	—
AD&D Insurance Proceeds	—	—	—	—	1,750,000	—
Disability Benefits — 1st Year		—	—	—	—	180,000

Total	$0	$1,787,114	$1,787,114	$3,588,083	$3,494,297	$924,297

	Voluntary Termination / For Cause Termination	Involuntary Not for Cause Termination [1]	Termination for Good Reason [1]	Termination due to Change of Control [2]	Death [3]	Disability
Miguel A. Desdin

Compensation:
Base Salary [8]	$—	$400,000	$400,000	$400,000	$—	$—
Bonus	—	—	—	—	—	—
Unvested and Accelerated Equity:
Restricted Stock Units (2009 Plan) [4]	—	—	—	50,626	50,626	50,626
Performance Share Units (2009 Plan) [5]	—	—	—	243,666	204,293	204,293
Stock Appreciation Rights (2009 Plan)	—	—	—	—	—	—
Benefits and Perquisites:
Health and Dental Coverage [6]	—	20,789	20,789	20,789	—	—
Life Insurance Proceeds	—	—	—	—	800,000	—
AD&D Insurance Proceeds	—	—	—	—	1,550,000	—
Disability Benefits — 1st Year		—	—	—	—	225,000

Total	$0	$420,789	$420,789	$715,081	$2,604,919	$479,919

	Voluntary Termination / For Cause Termination	Involuntary Not for Cause Termination [1]	Termination for Good Reason [1]	Termination due to Change of Control	Death [3]	Disability
Russell T. Crockett Jr.

Compensation:
Base Salary [8]	$—	$385,000	$385,000	$385,000	$—	$—
Bonus	—	—	—	—	—	—
Unvested and Accelerated Equity:
Restricted Stock Units (2009 Plan) [4]	—	—	—	77,876	77,876	77,876
Performance Share Units (2009 Plan) [5]	—	—	—	518,556	457,983	457,983
Stock Appreciation Rights (2009 Plan)	—	—	—	—	—	—
Benefits and Perquisites:
Health and Dental Coverage [6]	—	20,789	20,789	20,789	—	—
Life Insurance Proceeds	—	—	—	—	770,000	—
AD&D Insurance Proceeds	—	—	—	—	1,520,000	—
Disability Benefits — 1st Year		—	—	—	—	180,000

Total	$0	$405,789	$405,789	$1,002,221	$2,825,859	$715,859

	Voluntary Termination / For Cause Termination	Involuntary Not for Cause Termination [1]	Termination for Good Reason [1]	Termination due to Change of Control	Death [3]	Disability
Michael S. White

Compensation:
Base Salary [8]	$—	$385,000	$385,000	$385,000	$—	$—
Bonus	—	—	—	—	—	—
Unvested and Accelerated Equity:
Restricted Stock Units (2009 Plan) [4]	—	—	—	289,923	289,923	289,923
Performance Share Units (2009 Plan) [5]	—	—	—	—	—	—
Stock Appreciation Rights (2009 Plan) [7]	—	—	—	71,797	71,797	71,797
Benefits and Perquisites:
Health and Dental Coverage [6]	—	16,633	16,633	16,633	—	—
Life Insurance Proceeds	—	—	—	—	770,000	—
AD&D Insurance Proceeds	—	—	—	—	1,520,000	—
Disability Benefits — 1st Year		—	—	—	—	180,000

Total	$0	$401,633	$401,633	$763,353	$2,651,720	$541,720

	Voluntary Termination / For Cause Termination	Involuntary Not for Cause Termination [1]	Termination for Good Reason [1]	Termination due to Change of Control	Death [3]	Disability
Shelly S. Heuser

Compensation:
Base Salary [8]	$—	$250,000	$250,000	$250,000	$—	$—
Bonus	—	—	—	—	—	—
Unvested and Accelerated Equity:
Restricted Stock Units (2009 Plan) [4]	—	—	—	56,785	56,785	56,785
Performance Share Units (2009 Plan) [5]	—	—	—	101,361	82,433	82,433
Stock Appreciation Rights (2009 Plan)	—	—	—	—	—	—
Benefits and Perquisites:
Health and Dental Coverage [6]	—	20,789	20,789	20,789	—	—
Life Insurance Proceeds	—	—	—	—	500,000	—
AD&D Insurance Proceeds	—	—	—	—	1,250,000	—
Disability Benefits — 1st Year		—	—	—	—	150,000

Total	$0	$270,789	$270,789	$428,935	$1,889,218	$289,218

Charles W. Shaver

Compensation:
Base Salary [10]	$1,137,500
Bonus [11]	158,275
Benefits and Perquisites:
Accrued Vacation [12]	10,000
Health and Dental Coverage [13]	27,292

Total	$1,333,067

Luis E. Batiz

Compensation:
Base Salary [14]	$330,000
Bonus [15]	191,108
Benefits and Perquisites:
Accrued Vacation [16]	19,038
Health and Dental Coverage [17]	10,799

Total	$550,945

Notes to Potential Payments and Benefits Upon Termination Tables:

[1]	Amounts reflected under “Involuntary Not for Cause Termination” do not include involuntary terminations not for cause due to a Change of Control, and amounts reflected under “Termination for Good Reason” do not include voluntary terminations (such as voluntary terminations for good reason) associated with a Change of Control. Payments under a voluntary or involuntary termination due to a Change of Control are disclosed under the column “Terminations due to Change of Control.”
[2]

With respect to Mr. McDonnell, amounts reflected under “Termination Due to Change of Control” include only involuntary termination without cause or voluntary termination with good reason, in each case within one year following a change of control, and involuntary termination without cause, involuntary termination due to a non-renewal termination or voluntary termination with good reason, in each case within four months before a change of control (as defined in the McDonnell employment agreement). With respect to Mr. Desdin, amounts reflected under “Termination Due to Change of Control” include only involuntary termination without cause or voluntary termination with good reason, in each case within 90 days following a change of control (as defined in the Desdin employment agreement).
[3]	If the death occurs as a result of an accident while on business travel, additional insurance proceeds are payable in the amount of $2,000,000 for Mr. McDonnell; $2,000,000 for Mr. Desdin; $1,925,000 for Mr. Crockett; $1,925,000 for Mr. White; and $1,250,000 for Ms. Heuser.
[4]	Pursuant to the applicable award agreements, unvested restricted stock units granted pursuant to the 2009 Long-Term Incentive Plan vest immediately upon termination of service due to death or disability of the executive officer, or upon the occurrence of a change of control if the successor company does not assume or substitute for the restricted stock units on substantially the same terms and conditions. The tables above reflect accelerated vesting assuming no assumption or substitution of substantially equivalent restricted stock units upon a change of control.
[5]	Pursuant to the applicable award agreements, unvested performance share awards granted pursuant to the 2009 Long-Term Incentive Plan vest upon death or disability of the executive officer if the death or disability occurs after 50% of the performance period has expired, and upon the occurrence of a change of control, in each case at the target rate, adjusted proportionately to reflect the portion of the performance period elapsed prior to the death, disability or change of control, as applicable. The tables above reflect (i) no accelerated vesting of the 2011 performance share awards upon death or disability, as less than 50% of the performance period applicable to such awards had expired as of the assumed December 31, 2011 death or disability and (ii) accelerated vesting of two-thirds of the unvested 2010 performance share awards upon death or disability, as more than 50% of the performance period applicable to such awards had expired as of the assumed December 31, 2011 death or disability. The tables above reflect (i) accelerated vesting of one-third of the unvested 2011 performance share awards, representing the portion of the applicable three-year performance period elapsed assuming a December 31, 2011 change of control termination and (ii) accelerated vesting of two-thirds of the unvested 2010 performance share awards, representing the portion of the applicable three-year performance period elapsed assuming a December 31, 2011 change of control termination.
[6]	The health and dental coverage benefits represent the approximate cost of continued payment of health care and dental care insurance premiums for one year following termination of employment.
[7]	With respect to Mr. McDonnell, unvested stock appreciation rights granted pursuant to the 2009 Long-Term Incentive Plan vest on a pro rata basis upon involuntary termination without cause, involuntary termination due to a non-renewal termination or voluntary termination with good reason and vest immediately upon involuntary termination without cause, involuntary termination due to a non-renewal termination or voluntary termination with good reason, in each case within one year following a change of control. With respect to Mr. White, unvested stock appreciation rights granted pursuant to the 2009 Long-Term Incentive Plan vest immediately upon termination of service due to death or disability, or upon the occurrence of a change of control if the successor company does not assume or substitute for the stock appreciation rights on substantially the same terms and conditions. The tables above reflect accelerated vesting assuming no assumption or substitution of substantially equivalent restricted stock units upon a change of control. The grant price of the stock appreciation rights with respect to Mr. McDonnell is $28.55 and with respect to Mr. White is $20.31. The value of accelerated stock appreciation rights represents the aggregate excess over the fair market value of the unvested stock appreciation rights as of December 31, 2011 over the grant price of the stock appreciation rights that accelerates in connection with the termination event.
[8]	The Base Salary severance compensation is paid in installments as salary continuation, except that Base Salary severance compensation payable under the Executive Severance Plan to Messrs. Crockett and White and Ms. Heuser upon a termination due to a Change of Control is paid in a lump sum within 70 days after the termination date.
[9]	Amounts reflected under “Involuntary Not for Cause Termination” and “Termination for Good Reason” include the annual incentive bonus awarded to Mr. McDonnell under the senior management incentive plan for 2011, which was prorated based on the number of days he was employed by us during the 2011 calendar year, and amounts reflected under “Termination Due to Change of Control” include a lump sum payment of two times his target annual incentive bonus within 10 days after the termination date.

[10]	Represents salary continuation from the effective date of Mr. Shaver’s retirement through December 31, 2012.
[11]	Represents the annual incentive bonus awarded to Mr. Shaver under the senior management incentive plan for 2011, which was prorated based on the number of days he was employed by us during the 2011 calendar year.
[12]	Consists of amounts paid in respect of accrued vacation through the effective date of Mr. Shaver’s retirement.
[13]	Represents the approximate cost of continued health and dental care insurance premiums from the effective date of Mr. Shaver’s retirement through December 31, 2012.
[14]	Represents salary continuation through December 31, 2012.
[15]	Represents the annual incentive bonus awarded to Mr. Batiz under the senior management incentive plan for 2011.
[16]	Consists of amounts paid in respect of accrued vacation through January 1, 2012, the effective date of Mr. Batiz’s retirement.
[17]	Represents the approximate cost of continued health and dental care insurance premiums through December 31, 2012.

Terminology

For purposes of determining our rights and obligations and those of Mr. McDonnell under the McDonnell employment agreement, the terms below are defined as follows:

•

Change of Control means the date on which the earliest of the following events occurs: (i) any person (or group acting together) becomes the beneficial owner of 50% or more of our stock; (ii) during any twenty-four month period, individuals who, as of the beginning of such period, constitute the Board as incumbent directors, or individuals approved by incumbent directors, cease to constitute at least a majority of the Board; (iii) our consummation of a merger, consolidation, or other reorganization with or into one or more entities, as a result of which outstanding securities with less than 50% of the voting power of the surviving or resulting entity are owned by stockholders of the Company immediately prior to such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting power of the Company’s outstanding securities immediately prior to such transaction; or (iv) our sale of assets having a total gross fair market value of at least 50% of all of our assets immediately prior to such sale.

•

Cause for termination means Mr. McDonnell’s (1) conviction of, or guilty or nolo contendere plea to, a felony or misdemeanor involving moral turpitude; (2) willful misconduct in the performance of his duties; (3) willful failure to observe our written policies that is dishonest or injurious to us; (4) willful failure to comply with lawful and ethical directions and instructions of our board of directors after notice and an opportunity to cure such failure; and (5) willful failure to perform his duties which results in a material adverse financial effect on us.

•

Good Reason for termination means (1) a material adverse change in the scope of Mr. McDonnell’s responsibilities or authority, excluding any such change in connection with the executive’s death or disability or any such change due solely as a result of our common stock no longer being publicly traded on a national securities exchange; (2) a reduction in Mr. McDonnell’s base salary and target bonus percentage, other than a reduction in bonus compensation due to targets not being achieved, or an across-the-board reduction generally applicable to our executive employees; (3) a reduction in Mr. McDonnell’s eligibility for participation in our benefit plans but excluding company-wide reductions that are effective for our executives; (4) relocation of our executive offices more than 50 miles from the current location, without Mr. McDonnell’s concurrence; or (5) any material breach by us of the terms of the McDonnell employment agreement which remains uncorrected following written notice of such breach.

•

Non-Renewal Termination means Mr. McDonnell’s employment terminates at the end of the Employment Period due to non-renewal, by the Company, of the Initial Term or a Renewal Term (each as defined in the McDonnell employment agreement) under circumstances where Mr. McDonnell is willing and able to continue to perform his duties and responsibilities during a subsequent term.

For purposes of determining our rights and obligations and those of Mr. Desdin under the Desdin employment agreement, the terms below are defined as follows:

•

Change of Control means the date on which the earliest of the following events occurs: (i) any person (or group acting together) becomes the beneficial owner of 50% or more of our stock; (ii) during any twenty-four month period, individuals who, as of the beginning of such period, constitute the Board as incumbent directors, or individuals approved by incumbent directors, cease to constitute at least a majority of the Board; (iii) our consummation of a merger, consolidation, or other reorganization with or into one or more entities, as a result of which outstanding securities with less than 50% of the voting power of the surviving or resulting entity are owned by stockholders of the Company immediately prior to such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting power of the Company’s outstanding securities immediately prior to such transaction; or (iv) our sale of assets having a total gross fair market value of at least 50% of all of our assets immediately prior to such sale.

•

Cause for termination of employment includes (i) conviction of a felony or a misdemeanor where imprisonment is imposed, or a guilty or nolo contendere plea thereto; (ii) misconduct or negligence in the performance of duties; (iii) the commission of acts that are dishonest or demonstrably injurious to us monetarily or otherwise; (iv) failure to observe our written policies or comply with applicable laws; (v) failure to comply with lawful and ethical directions and instructions of our Board; (vi) failure to perform duties which results in a material adverse financial effect on us; (vii) breach of the representations and warranties in the Desdin employment agreement; (viii) any conduct that prejudices our reputation in the fields of business in which we are engaged or with the investment community or the public at large.

•

Good Reason for termination of employment includes (i) a material adverse change in the scope of the executive’s responsibilities or authority, excluding any such change in connection with the executive’s death or disability or any such change due solely as a result of our common stock no longer being publicly traded on a national securities exchange; (ii) a reduction in the executive’s base salary and target bonus percentage, other than a reduction in bonus compensation due to targets not being achieved, or an across-the-board reduction generally applicable to our executive employees; or (iii) a reduction in the aggregate in the executive’s eligibility for participation in our benefit plans, but excluding Company-wide reductions effective for all similarly situated executives; (iv) relocation of our executive offices more than 50 miles from the current location, without the executive’s concurrence; or (v) any material breach by us of the new employment agreement which remains uncorrected for ten days following written notice of such breach by the executive to us.

For purposes of determining our rights and obligations and those of the holders of equity-based awards granted pursuant to our 2009 Long-Term Incentive Plan, the term below is defined as follows:

•

Change of Control means the date on which the earliest of the following events occurs: (i) any person (or group acting together) becomes the beneficial owner of 50% or more of our stock; (ii) an election of directors not in accord with the recommendations of the majority of the directors who were in office before the pending election, where such election results in the replacement of at least a majority of the incumbent directors; (iii) our stockholders approve an agreement to merge, consolidate, or other reorganize with or into one or more entities, as a result of which outstanding securities with less than 50% of the fair market value of the surviving or resulting entity are, or are to be, owned by stockholders of the Company immediately prior to such merger, consolidation or reorganization; or (iv) our sale of assets having a total gross fair market value of at least 50% of all of our assets immediately prior to such sale.

For purposes of determining our rights and obligations and those of executives under our Executive Severance Plan, the terms below are defined as follows:

•

Change of Control means the date on which the earliest of the following events occurs: (i) any person (or group acting together) becomes the beneficial owner of 50% or more of our stock; (ii) during any twenty-four month period, individuals who, as of the beginning of such period, constitute the Board as incumbent directors, or individuals approved by incumbent directors, cease to constitute at least a majority of the Board; (iii) our consummation of a merger, consolidation, or other reorganization with or into one or more entities, as a result of which outstanding securities with less than 50% of the voting power of the surviving or resulting entity are owned by stockholders of the Company immediately prior to such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting power of the Company’s outstanding securities immediately prior to such transaction; or (iv) our sale of assets having a total gross fair market value of at least 50% of all of our assets immediately prior to such sale.

•

Cause for termination of employment includes (i) conviction of, or guilty or nolo contendere plea to, a felony or a misdemeanor involving moral turpitude; (ii) willful misconduct in the performance of duties; (iii) failure to observe our written policies that is dishonest or demonstrably injurious to us monetarily or otherwise; (iv) willful failure to comply with lawful and ethical directions and instructions of our Board, which, if curable, has not been cured within five business days after written notice; or (v) willful failure to perform duties which results in a material adverse financial effect on us, provided that such failure, if curable, has not been cured within five business days after written notice.

•

Good Reason for termination of employment includes (i) a material adverse change in the scope of the executive’s responsibilities or authority, excluding any such change after a change of control solely as a result of our common stock no longer being publicly traded on a national securities exchange; (ii) a reduction in the executive’s annual base salary or target bonus percentage, other than an across-the-board reduction generally applicable to our executive employees; or (iii) a reduction in the aggregate in the executive’s eligibility for participation in our benefit plans, other than an across-the-board reduction generally applicable to our executives; (iv) relocation of our executive offices more than 50 miles from the current location; or (v) failure of any successor in a change of control to expressly assume the Executive Severance Plan in writing within ten days after the occurrence of a change of control.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who own more than 10% of our outstanding common stock, to file initial reports of beneficial ownership and reports of changes in beneficial ownership (Forms 3, 4, and 5) of common stock with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all such forms that they file.

Based solely on review of the copies of such reports furnished to the Company, we believe that all Section 16(a) reports with respect to the year ended December 31, 2011 applicable to our officers, directors and greater than 10% beneficial owners, were timely filed in accordance with applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements

We entered into indemnification agreements with certain of our former directors. Pursuant to these agreements, we agree to provide customary indemnification to those former directors against expenses incurred by such persons in connection with their service as directors. We no longer enter into separate indemnification agreements with our directors, however, we provide indemnification pursuant to our Bylaws and the Delaware General Corporation Law.

Investment Agreement

In connection with our emergence from Chapter 11 bankruptcy in 2004, we adopted organizational documents and entered into an investment agreement that granted certain rights to two of our large stockholders, Castlerigg and RCG. As a result, for so long as these stockholders collectively hold at least 10% of our outstanding stock, we may not, among other things, increase the number of shares of stock we are authorized to issue, issue preferred stock, adopt takeover protections such as a stockholders rights plan or a classified board, or adopt provisions in our organizational documents that could make an acquisition of our company more onerous or costly, in each case without each of Castlerigg’s and RCG’s consent. As of April 1, 2012, Castlerigg beneficially owned approximately 2.4% of the outstanding stock of TPC Group Inc. and an affiliate of RCG beneficially owned approximately 9.4% of such outstanding stock. See “Beneficial Ownership of Common Stock by Management of the Company and Principal Stockholders” above.

Our organizational documents and the investment agreement allow Castlerigg and RCG to exercise their consent rights in their sole discretion and in their self interest. If either of these stockholders were to elect to withhold their consent with respect to a potential transaction or other initiative, we might be prevented from effecting that transaction or initiative even if our Board or a majority of our stockholders determine that doing so would benefit us or our stockholders.

Related Person Transactions Policy

Our Board has adopted a policy regarding related person transactions. See “Corporate Governance — Policies and Procedures for Approval of Related Person Transactions” above. There were no such contracts or transactions required to be considered by the Nominating and Governance Committee during the year ended December 31, 2011.

PROPOSAL NO. 2

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Congress adopted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) in 2010. The Dodd-Frank Act requires that public companies give their stockholders the opportunity to cast non-binding advisory votes relating to compensation of named executive officers. The SEC has adopted rules to implement the provisions of the Dodd-Frank Act relating to this requirement. This “say-on-pay” proposal is being submitted to you in compliance with the Dodd-Frank Act, Section 14A of the Exchange Act and the SEC’s rules. Accordingly, we are providing our stockholders at the Annual Meeting with the opportunity to cast a non-binding, advisory vote on the compensation of our named executive officers contained in this Proxy Statement through the following resolution:

“RESOLVED, that the stockholders of TPC Group Inc. approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, in the Company’s proxy statement for the 2012 annual meeting of stockholders.”

As described in detail in the Compensation Discussion and Analysis, our executive compensation policies and programs are designed to attract, motivate, and retain our named executive officers. Under these policies and programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate performance, and increases in stockholder value. Our compensation policies and programs have features intended to further align executive compensation with stockholder interests and mitigate risks, including stock ownership and retention guidelines and a recoupment policy. Details about our executive compensation policies and programs, including information about the year ended December 31, 2011, are provided in the Compensation Discussion and Analysis and we encourage all stockholders to carefully review the information provided therein.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, our Board of Directors and Compensation Committee will take into account the outcome of the vote when considering future decisions affecting executive compensation as it deems appropriate.

The approval of the advisory resolution on executive compensation requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as votes cast “against” the proposal, but broker non-votes will have no effect.

The Board unanimously recommends that stockholders vote FOR the approval of the resolution regarding compensation of our named executive officers as disclosed in this Proxy Statement.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of Messrs. Marchese (Chairman), Cacioppo and Ducey, all of whom are independent directors as defined in the qualification rules and listing standards of The Nasdaq Stock Market. The Audit Committee’s general role is to assist the Board of Directors in overseeing the Company’s financial reporting process and related matters. Management has the responsibility for the preparation of the Company’s consolidated financial statements, and the independent registered public accountants have the responsibility for the audit of those statements.

The Audit Committee has reviewed and discussed with the Company’s management and Grant Thornton LLP (“Grant Thornton”), the Company’s independent registered public accountants, the audited consolidated financial statements of the Company as of and for the year ended December 31, 2011. The Audit Committee also discussed with the Company’s independent registered public accountants the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees.”

The Audit Committee also received written disclosures from the independent registered public accountants required by Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee (i) discussed with Grant Thornton any relationships that may impact their objectivity and independence, and (ii) satisfied itself as to the independent registered public accountants’ independence. The Audit Committee has also considered whether the provision of non-audit services that might be provided to the Company by Grant Thornton in the future is compatible with maintaining their independence.

Based on the review and discussions with management and the independent registered public accountants noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2011 be approved and included in the Company’s Annual Report on Form 10-K for filing with the SEC. The Audit Committee also recommended the appointment of Grant Thornton as the independent registered public accountants of the Company for the fiscal year ending December 31, 2012, and the Board concurred with such recommendation.

THE AUDIT COMMITTEE

Richard B. Marchese, Chairman

James A. Cacioppo

Michael E. Ducey

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Grant Thornton as our independent registered public accountants to audit our financial statements for the fiscal year ending December 31, 2012. Stockholder ratification of the selection of Grant Thornton as the Company’s independent registered public accountants for the 2012 fiscal year is not required by our organizational documents, state law or otherwise. As a matter of good corporate governance, the Audit Committee has determined to submit its selection of Grant Thornton to stockholders for ratification.

At the Annual Meeting, the stockholders will be asked to consider and act upon a proposal to ratify the appointment of Grant Thornton. Ratification of such appointment requires the affirmative vote of a majority of the stock present in person or by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as votes cast “against” the proposal. Representatives of Grant Thornton will be present at the Annual Meeting, will be given an opportunity to make a statement (if they desire to do so), and will be available to respond to appropriate questions.

Even if the selection of Grant Thornton is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent registered public accountants at any time during the 2012 fiscal year if it determines that such a change would be in our best interests and the best interests of our stockholders. If the stockholders fail to ratify the appointment, the Audit Committee may, but is not obligated to, reconsider its selection of Grant Thornton as our independent registered public accountants.

The Board unanimously recommends a vote FOR the proposal to ratify the appointment of Grant Thornton.

Principal Accountant Fees and Services

Our Audit Committee pre-approves all auditing and permitted non-audit services to be performed for us by our independent auditor, including the fees and terms of those services. The Audit Committee approved all such services for fiscal 2011.

The following table presents fees for professional audit services rendered by Grant Thornton LLP for the audit of our financial statements for the year ended December 31, 2011 and the six-month transition period from July 1, 2010 through December 31, 2010 resulting from a change in our fiscal year end from June 30 to December 31, and fees billed for other services rendered by Grant Thornton during those periods.

	12 Months Ended December 31, 2011	6 Months Ended December 31, 2010
Audit fees	$567,150	$268,420
Audit-related fees	$89,706	$74,200
Tax fees	—	—
All other fees	—	—

Total	$656,856	$342,620

Audit fees are primarily for professional services rendered for the audit of our annual consolidated financial statements, the reviews of our interim consolidated financial statements, services that are normally provided in connection with our filings with the SEC, and the review and audit of the application of new accounting pronouncements and accounting for unusual transactions.

Audit-related fees would typically consist of fees for audits of our benefit plans, other audits, consents, comfort letters and certain financial accounting consultation, assurance and related services considered reasonably related to the performance of the audit or review of our financial statements that would not be disclosed as audit fees above. Audit-related fees for the year ended December 31, 2011 were primarily for services performed relating to the consents for the Form S-4 filing and related amendments.

Audit Committee Pre-Approval Policy

All audit and non-audit services to be performed by the independent auditor must be pre-approved by the Audit Committee or entered into pursuant to the pre-approval policies and procedures established by the Audit Committee. Pre-approval of non-audit services is not required if the aggregate amount of all non-audit services does not exceed 5% of the total amount paid by the Company to the auditor during the fiscal year, the services were not recognized by the Company at the time of the engagement to be non-audit services, and the services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee prior to completion of the audit. The Audit Committee may delegate the pre-approval function to one or more members of the Audit Committee, whose decisions shall be presented to the Audit Committee.

OTHER MATTERS

The Board does not intend to bring any other matter before the Annual Meeting and does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matter does properly come before the Annual Meeting or any adjournment thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope, or vote by Internet or telephone, promptly.

By order of the Board of Directors,

Rishi A. Varma

Corporate Secretary

TPC GROUP INC. 5151 SAN FELIPE SUITE 800 HOUSTON, TX 77056

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01	Eugene R. Allspach 02 James A. Cacioppo 03 Michael E. Ducey 04 K’ Lynne Johnson 05 Richard B. Marchese
06	Michael T. McDonnell 07 Jeffrey M. Nodland 08 Jeffrey A. Strong

The Board of Directors recommends you vote FOR proposals 2 and 3						For	Against	Abstain
2.	Approve, by advisory vote, the compensation of our named executive officers.					☐	☐	☐
3.	Proposal to ratify the appointment of Grant Thornton LLP as independent registered public accountants for the 2012 fiscal year.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K is/are available at www.proxyvote.com.

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TPC GROUP INC.

Annual Meeting of Stockholders

June 5, 2012

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) (Michael T. McDonnell) and (Rishi A. Varma), or either of them, as proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common) stock of TPC GROUP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 9:00 AM, CDT on June 5, 2012, at Sage Plaza, located at 5151 San Felipe, Granite Conference Room, Houston, Texas 77056, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side